UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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The Jones Group Inc.
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1411 BROADWAY
NEW YORK, NEW YORK 10018
_________________

April 15, 2011

Dear Fellow Stockholder:

        Our 2011 Annual Meeting of Stockholders will be held on May 19, 2011 at 9:30 a.m. at the offices of Cravath, Swaine & Moore at 825 Eighth Avenue, The Paul D. Cravath Room - 48th Floor, New York, New York, and we look forward to your attending, either in person or by proxy.

        The enclosed notice of meeting and proxy statement explains the agenda for the meeting and voting information and procedures. It also includes information about the business we will conduct at the meeting and provides information about the Company. I encourage you to read the proxy statement carefully. Also included with the proxy statement is a copy of our Annual Report.

        Whether or not you plan to attend the annual meeting, your vote is very important to us. Information about voting procedures can be found in the proxy statement. Please return a signed proxy card or give your voting instructions using the means described on page 1 of the proxy statement, so that you can be sure that your shares will be voted as you direct, even if you can't attend the meeting. If you would like to attend the meeting, please see the instructions on page 54.

Sincerely, Wesley R. Card Chief Executive Officer

THE JONES GROUP, INC.
 1411 BROADWAY
NEW YORK, NEW YORK 10018

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2011

        NOTICE IS HEREBY GIVEN that our annual meeting of stockholders will be held on May 19, 2011 at 9:30 a.m. at the offices of Cravath, Swaine & Moore at 825 Eighth Avenue, The Paul D. Cravath Room - 48th Floor, New York, New York. The purpose of the meeting is to vote on the following matters:

  Election of the eight nominees for director named in our proxy statement;

  Ratification of the selection of BDO USA, LLP as our independent registered public accountants for 2011;

  An advisory vote on executive compensation; and

  An advisory vote on the frequency of future votes on executive compensation.

        The close of business on March 23, 2011 has been fixed as the record date. Only stockholders of record at the close of business on that date can vote at the annual meeting.

        Please refer to page 1 of the proxy statement for information about voting procedures. If you would like to attend the meeting, please see the instructions on page 54 of the proxy statement.

By Order of the Board of Directors Wesley R. Card Chief Executive Officer

Dated: April 15, 2011

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder Meeting
to be Held on May 19, 2011

        Copies of this proxy statement, form of proxy card and our annual report to shareholders are available at the home page of our website, www.jonesgroupinc.com. For information about attending the shareholder meeting and voting in person, please see "How to Attend the Annual Meeting." The Board of Directors' recommendations regarding the matters intended to be acted on at the meeting listed in 1, 2 , 3 and 4 above can be found with the description of those matters in this proxy statement. In summary, the Board recommends a vote FOR each of the eight nominees for director, FOR ratification of the selection of BDO USA, LLP as our independent registered public accountants for 2011, FOR the advisory resolution to approve the compensation of our named executive officers and FOR annual frequency of future stockholder advisory votes on the compensation of our named executive officers.

_________________

DEFINITIONS

        As used in this proxy statement, unless the context requires otherwise, "the Company," "Jones," "our" and "we" means The Jones Group Inc. and consolidated subsidiaries, "NYSE" means New York Stock Exchange, "SEC" means the United States Securities and Exchange Commission, "FASB" means the Financial Accounting Standards Board" and "ASC" means the "FASB Accounting Standards CodificationTM."

PROXY STATEMENT

THE JONES GROUP INC.
1411 Broadway
New York, New York 10018

ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors is soliciting proxies to be used at our annual meeting of stockholders to be held on May 19, 2011 at 9:30 a.m. at the offices of Cravath, Swaine & Moore at 825 Eighth Avenue, The Paul D. Cravath Room - 48th Floor, New York, New York. This proxy statement and the proxies solicited by this proxy statement will be sent to stockholders on or about April 15, 2011. The Annual Report to our stockholders for the year ended December 31, 2010 accompanies this proxy statement.

Who Can Vote

        At the close of business on March 23, 2011, 87,474,271 shares of our common stock were outstanding and eligible for voting at the annual meeting. Each stockholder of record has one vote for each share of common stock held on all matters to come before the meeting. Only stockholders of record at the close of business on March 23, 2011 are entitled to notice of and to vote at the annual meeting.

How You Can Vote

        If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are the holder of record of those shares, and we are sending these proxy materials directly to you. If you return your properly signed proxy before the annual meeting, we will vote your shares as you direct.

        If you are a Jones employee holding restricted shares granted to you under the Company's 1999 Stock Incentive Plan or 2009 Long Term Incentive Plan and have a Company-issued e-mail account, an e-mail has been sent to you with instructions for voting those shares online.

        If your shares are held in a stock brokerage account or by a bank, brokerage firm or other holder of record, you are considered the "beneficial owner" of shares held in street name. In that event, the proxy materials have been forwarded to you by your bank, broker or other holder of record. As the beneficial owner, you have the right to direct your bank, broker or other holder of record as to how to vote your shares by following the instructions provided to you with the proxy materials.

        If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive (either in hard copy form or online) to ensure that all shares you own are voted.

        You can specify on your proxy and/or voting instruction card whether your shares should be voted for or against each of the nominees for director or whether you abstain from voting on any nominee. You can also specify whether you approve or disapprove of or abstain from voting on (i) the ratification of BDO USA, LLP to be our independent registered public accountants for 2011 and (ii) the advisory vote on the compensation of our named executive officers. You can also specify "every year," "every 2 years" or "every 3 years" or you can abstain from voting on the advisory vote on the frequency of future votes on executive compensation. If you do not specify on your proxy card how you want to vote your shares, we will vote them "FOR" the election of all nominees for director as set forth under "Election of Nominees for Directors" below, "FOR" the ratification of BDO USA, LLP to be our independent registered public accountants for 2011, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement and "FOR" the approval, on an advisory basis, of conducting an advisory vote on the compensation of our named executive officers every year.

        If you are a beneficial owner of shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Under New York Stock Exchange ("NYSE") rules, brokers have discretionary power to vote your shares with respect to "routine" matters, but they do not have discretionary power to vote your shares on "non-routine" matters. Uninstructed brokers have discretionary voting power as to ratification of BDO USA, LLP as our independent registered public accountants (Item 2), which is considered a routine matter. Uninstructed brokers do not have discretionary voting power as to election of the eight nominees for director (Item 1), the advisory vote on executive compensation (Item 3) or the advisory vote on the frequency of future votes on executive compensation (Item 4), all of which are considered non-routine matters. A bank or brokerage firm may not vote your shares with respect to the non-routine matters if you have not provided instructions. This is called a "broker non-vote." We strongly encourage you to complete and submit your proxy or voting instruction card and exercise your right to vote as a stockholder.

        If you are the stockholder of record, you may revoke your proxy at any time prior to its use, by voting in person by ballot at the annual meeting, by executing a later-dated proxy or, if you voted electronically, by your subsequent vote online, or by submitting a written notice of revocation to the Secretary of Jones at our office at the above address or at the annual meeting. If you are a beneficial owner of the shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. If you wish to vote your shares at the annual meeting, you must obtain a valid proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot at the meeting.

Required Votes

        Pennsylvania law and our by-laws require the presence of a "quorum" for the annual meeting. A quorum is defined as the presence, either in person or represented by proxy, of the holders of a majority of the votes which could be cast in the election or on a proposal. Abstentions and broker non-votes will be counted in determining whether a quorum has been reached for the transaction of business at the annual meeting.

        Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval. Each of Items 1, 2 and 3 must be approved by a majority of votes cast on the item by all stockholders entitled to vote on the proposal. With respect to the election of directors, this means that a nominee will be elected to the Board of Directors if he or she receives more "FOR" votes than "AGAINST" votes. A plurality of the votes cast at the meeting by all stockholders entitled to vote on Item 4 will determine whether future stockholder advisory votes on executive compensation will occur every year, every two years or every three years. Abstentions will have no effect on the vote for directors or Items 2, 3 and 4.

Security Ownership of Certain Beneficial Owners

        The information contained herein has been obtained from our records or from information furnished directly by the individual or entity to us.

        The table below shows, as of March 23, 2011, how much of our common stock was owned by each of our directors, nominees, executive officers named in the 2010 Summary Compensation Table in this proxy statement (the "named executive officers"), each person known to us to own 5% or more of our common stock (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) and all of our current directors and executive officers, as a group.

Name	Number of Shares Owned (1)		Rights to Acquire (2)	Restricted Stock (3)	Percent of Outstanding Shares
Wesley R. Card	261,836	(4)	100,000	959,588	1.5%
Sidney Kimmel	1,027,529	(5)	400,000	6,390	1.6%
Matthew H. Kamens	35,512		-	16,708	*
J. Robert Kerrey	11,123		-	16,708	*
Ann N. Reese	38,512		-	16,708	*
Gerald C. Crotty	50,512		-	16,708	*
Lowell W. Robinson	29,512		-	16,708	*
Donna F. Zarcone	23,512		-	16,708	*
Robert L. Mettler	31,980		-	25,440	*
Margaret H. Georgiadis	31,980		-	25,440	*
John T. McClain	75,389		-	197,493	*
Richard Dickson	20,580		-	436,311	*
Ira M. Dansky	39,636		100,000	173,302	*
Andrew Cohen	-	(6)	-	-	-
Hotchkis and Wiley Capital Management, LLC 725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	7,658,761	(7)	-	-	8.8%
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	5,919,435	(8)	-	-	6.8%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,338,003	(9)	-	-	6.1%
LSV Asset Management 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	4,548,892	(10)	-	-	5.2%
All directors and current executive officers as a group (14 persons)	1,691,613		600,000	1,958,839	4.8%
___________________
*	Less than one percent.
(1)	Includes shares for which the named person has either sole or shared voting and investment power. Excludes shares of restricted stock and shares that can be acquired through the exercise of options. Also excludes "share units" (i.e., phantom stock) under our Deferred Compensation Plan for Outside Directors. Under that plan, non-management directors can elect to have the value of deferred amounts of all or a portion of their annual retainer and meeting attendance fees paid out based on an assumed investment in our Common Stock. The participants making that election do not have any right to vote or to receive Common Stock in connection with the assumed investments of the deferred amounts, and they are ultimately paid out in cash, but the assumed investments do represent an economic interest in our Common Stock. Such accounts are credited with additional share units for cash dividends paid on our Common Stock. The following share units have been credited to the following directors under the plan as of March 23, 2011: Mr. Kerrey, 63,812.107 share units and Mr. Crotty, 18,777.466 share units. See footnote 2 to the 2010 Director Compensation table in this proxy statement.

(2)	Shares that can be acquired through stock options exercisable through May 22, 2011.
(3)	Shares subject to a vesting schedule and other restrictions as to which the named individual has voting power.
(4)	261,836 shares are pledged under a margin account.
(5)	Shares are held in the Sidney Kimmel Revocable Indenture of Trust.
(6)	Based solely on information provided to us as of January 24, 2011. Mr. Cohen's employment with us ended on October 11, 2010.
(7)	Based solely upon information reported in Amendment No. 8 to Schedule 13G, filed with the SEC on February 14, 2011, reporting beneficial ownership as of December 31, 2010. According to the filing, Hotchkis and Wiley Capital Management, LLC ("HWCM") has sole power to vote or to direct the vote of 4,855,800 shares, and sole power to dispose or to direct the disposition of 7,658,761 shares. Such shares are owned of record by clients of HWCM, for whom HWCM serves as investment adviser and as to which shares HWCM disclaims ownership. No such client is known to have voting or dispositive power with respect to more than 5% of Jones common stock.
(8)	Based solely upon information reported in Schedule 13G, filed with the SEC on February 14, 2011. According to the filing, Janus Capital Management LLC has a direct ownership stake in INTECH Investment Management ("Intech") and in Perkins Investment Management LLC ("Perkins"), and as such, holdings for Janus, INTECH and Perkins were aggregated for purposes of the filing. All three entities serve as registered investment advisers to various investment companies and to individual and institutional clients. Although Perkins may be deemed to share voting and dispositive power as to such shares as a result of its role as investment adviser or sub-adviser, Perkins does not have the right to receive dividends from or proceeds from the sale of such shares and disclaims ownership.
(9)	Based solely upon information reported in Amendment No. 1 to Schedule 13G, filed with the SEC on February 9, 2011, reporting beneficial ownership as of December 31, 2010.
(10)	Based solely upon information reported in Schedule 13G, filed with the SEC on February 9, 2011, reporting beneficial ownership as of December 31, 2010.

Item 1.  Election of Nominees for Director

        Our Board of Directors currently has ten members. J. Robert Kerrey, a director of Jones since 2002, and Ann N. Reese, a director of Jones since 2003, are not standing for re-election as directors and will cease their service on the Board of Directors as of the date of the annual meeting. Each other current Board member is standing for re-election. On March 24, 2011, in accordance with our by-laws, our Board of Directors reduced the number of directors from ten to eight, effective May 19, 2011. Our Board of Directors has nominated eight persons to be elected at the annual meeting to serve as our directors until the next annual meeting of stockholders and until their respective successors are elected. All of the nominees currently serve as our directors.

        We will vote your shares as you specify on the enclosed proxy card or by means of your voting instructions via the Internet. If you sign, date and return the proxy card or vote electronically but don't specify how you want your shares voted, we will vote them "FOR" all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

        The following information is supplied with respect to each person nominated and recommended to be elected by our Board of Directors and is based upon our records and information furnished to us by the nominees. It includes the experience, qualification, attributes or skills that caused the Nominating/Corporate Governance Committee and the Board to determine that the person should serve as one of our directors. See "Security Ownership of Certain Beneficial Owners" for information pertaining to stock ownership by the nominees.

Name	Age	Other Positions with Jones and Principal Occupation	Has served as director since
Wesley R. Card	63	Chief Executive Officer	2007
Sidney Kimmel	83	Chairman of the Board*	1975
Matthew H. Kamens	59	Attorney	2001
Gerald C. Crotty	59	President of Weichert Enterprise, LLC	2005
Lowell W. Robinson	62	Former Chief Financial Officer and Chief Operating Officer of MIVA, Inc.	2005
Donna F. Zarcone	53	President and Chief Executive Officer, D. F. Zarcone & Associates LLC	2007
Robert L. Mettler	70	Retired President of Special Projects of Macy's, Inc.	2009
Margaret H. Georgiadis	47	Vice President, Global Sales Operations of Google Inc.	2009

*Non-executive position

        Mr. Card has served as our Chief Executive Officer since July 2007. He also served as our President from July 2007 to February 8, 2010. Mr. Card was our Chief Operating Officer from March 2002 to July 2007 and also our Chief Financial Officer from March 2007 to July 2007. He had previously served as our Chief Financial Officer from 1990 to March 2006. Mr. Card was the President and Chief Financial Officer of Carolyne Roehm, Inc. from 1988 to 1990. Prior to that, he held various positions at Warnaco, Inc., Bank of Boston and PriceWaterhouse & Co.

        We believe Mr. Card's qualifications to sit on our Board include his over 30 years experience in the apparel industry, his business acumen and financial knowledge, and his deep understanding of the Company and its operations derived from 16 years as our Chief Financial Officer, five years as our Chief Operating Officer and almost four years as our Chief Executive Officer.

        Mr. Kimmel founded the Jones Apparel Division of W.R. Grace & Co. in 1970. Mr. Kimmel served as our executive Chairman from 1975 to December 31, 2010 and as Chief Executive Officer from 1975 to May 2002. Effective January 1, 2011, Mr. Kimmel ceased to be our executive Chairman and became our non-executive Chairman of the Board. Prior to founding Jones, Mr. Kimmel was employed by W.R. Grace & Co. and was President of Villager, Inc., a sportswear company.

        We believe Mr. Kimmel's qualifications to sit on our Board include his over 50 years experience in the fashion industry and broad knowledge of our business, including as our founder, as our executive Chairman for 36 years, and as our Chief Executive Officer for 27 years.

        Mr. Kamens has been employed by Mr. Kimmel as a lawyer and personal advisor since 2001. Since April 2009, he has also been Of Counsel to the law firm of Cozen O'Connor. Previously, he practiced law with the law firm of Wolf Block, LLP, where he served as its Chairman from 1995 to 2001 and was Of Counsel from 2001 to April 2009. He has practiced law for more than 30 years.

        We believe Mr. Kamens' qualifications to sit on our Board include his background and analytical skills as a lawyer and the experience he has gained as a trustee with significant responsibilities for businesses with large real estate holdings, including regional shopping centers, as well as the understanding of our business acquired over almost a decade of service on our Board.

        Mr. Crotty has served as President of Weichert Enterprise, LLC, a private equity investment firm, since 2001. He previously served as Chairman of Excelsior Ventures Management LLC from 1999 to 2001. From 1991 to 1998, he held various executive positions with ITT Corporation and its affiliates, including President and Chief Operating Officer of ITT Consumer Financial Corporation and Chairman, President and Chief Executive Officer of ITT Communications and Information Services. Prior to that time, he served as both Counsel, and then later as Secretary, to the Governor of New York State. Mr. Crotty serves on the Board of Trustees of AXA Premier VIP Trust, where he serves on the Compliance, Nominating and Compensation and Audit Committees, and on the Board of Directors of Cinedigm Digital Cinema Corp., where he serves on the Compensation Committee. He also serves on the boards of several portfolio companies of Weichert Enterprise.

        We believe Mr. Crotty's qualifications to sit on our Board include extensive experience in strategic planning and operational and corporate governance expertise, as well as the knowledge and perspective derived from his experience on other boards and compensation committees.

        Mr. Robinson served as the Chief Financial Officer and Chief Operating Officer of MIVA, Inc., an online advertising network, from August 2007 through March 2009. He joined MIVA in 2006 as Chief Financial Officer and Chief Administrative Officer. He had previously served as the President of LWR Advisors from 2002 to 2006, served as the Chief Financial Officer and Chief Administrative Officer at HotJobs.com from 2000 to 2002, at PRT Group from 1997 to 1999, and at Advo Inc. from 1994 to 1997. He previously held senior financial positions at Citigroup Inc. and Kraft Foods, Inc. Mr. Robinson served on the Board of Advisors for the University of Wisconsin School of Business from 2006 to 2010. He previously served on the Board of Directors of International Wire Group, Inc., where he served as chairman of the Audit Committee from 2003 to 2009, and on the Board of Directors of Independent Wireless One, Diversified Investment Advisors and Edison Schools Inc. He also serves as Chairman of the Board for two private publishing and digital media companies.

        We believe Mr. Robinson's qualifications to sit on our Board include extensive executive experience in corporate finance, financial reporting, strategic planning and Internet expertise, as well as his corporate governance expertise. Our Board of Directors has determined that Mr. Robinson is an audit committee financial expert.

        Ms. Zarcone is the President and Chief Executive Officer of D. F. Zarcone & Associates LLC, a strategic advisory consulting firm founded in January 2007. From 1994 until 2006, she held various executive positions with Harley-Davidson Financial Services, Inc., including President and Chief Operating Officer and Chief Financial Officer. Prior to that time, she served as Executive Vice President, Chief Financial Officer and Treasurer of Chrysler Systems Leasing, Inc. and as Supervising Senior and Computer Audit Specialist at KPMG/Peat Marwick. Ms. Zarcone also serves on the Board of Directors of CIGNA Corporation, where she is chairperson of the Audit Committee.

        We believe Ms. Zarcone's qualifications to sit on our Board include extensive executive experience in finance, financial reporting and strategic planning and her corporate governance expertise. Our Board of Directors has determined that Ms. Zarcone is an audit committee financial expert.

        Mr. Mettler was President of Special Projects of Macy's, Inc. from February 2008 until his retirement in January 2009. He previously served as Chairman and Chief Executive Officer of Macy's West, a division of Macy's, Inc., from 2002 to 2008 and as President and Chief Operating Officer of Macy's West from 2000 to 2002. Prior to joining Macy's, Mr. Mettler held various executive positions in the retail industry, including President of Merchandising - Full Line Stores of Sears, Roebuck and Co. from 1996 to 2000, President of Apparel and Home Fashions of Sears from 1993 to 1996, and President and Chief Executive Officer of Robinson's May Company from 1987 to 1993. Mr. Mettler also serves on the Board of

Directors of Stein Mart, Inc. and on the Board of Directors of Quiksilver, Inc., where he serves on the Compensation Committee.

        We believe Mr. Mettler's qualifications to sit on our Board include his over 46 years of experience in the retail industry, including more than 20 years in leadership positions with major department stores, his merchandising and marketing expertise, and his insights into Macy's, Inc., which has been our largest customer for many years.

        Ms. Georgiadis has served as the Vice President, Global Sales Operations of Google Inc. since October 2009. From January 2009 until October 2009, she served as a Principal of Synetro Capital LLC, a private investment firm. From 2004 to 2008, she served as the Executive Vice President of Card Products and Chief Marketing Officer of Discover Financial Services. Prior to joining Discover, she was a Partner at McKinsey & Company, a global management consulting firm, from 1990 to 2004, where she co-led the Marketing and Retail Practices and founded the Customer Acquisition and Management and Retail Marketing Practices.

        We believe Ms. Georgiadis' qualifications to sit on our Board include her extensive range of knowledge and experience derived from providing strategic planning, risk management, operational, organizational and merger and acquisition advisory services to retail and marketing businesses, as well as her management and corporate finance skills.

Corporate Governance

        We have adopted Corporate Governance Guidelines, which, in conjunction with the articles of incorporation, by-laws and Board Committee charters, form the basis for governance of Jones. We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Executive and Financial Officers. The Corporate Governance Guidelines and Codes are available on our website, www.jonesgroupinc.com (under the "Our Company - Corporate Governance" caption).

Independence of Directors

        Our Corporate Governance Guidelines provide that a majority of the Board shall consist of independent directors. For a director to be independent, the Board must affirmatively determine that the director is independent under the Company's Director Independence Standards.

        The Board has determined that five of our current directors who are nominees for re-election at this meeting - Gerald C. Crotty, Lowell W. Robinson, Donna F. Zarcone, Robert L. Mettler and Margaret H. Georgiadis - are independent. The Board has also determined that Ann N. Reese, who is currently a director but is not standing for re-election, is independent.

        The Board has determined that three of our current directors, each of whom is a nominee for re-election at this meeting - Wesley R. Card, our Chief Executive Officer, Sidney Kimmel, currently our non-executive Chairman of the Board and until January 1, 2011, our executive Chairman, and Matthew H. Kamens, who since 2002 has had a personal services contract with Mr. Kimmel - are not independent.

        J. Robert Kerrey has served as an independent member of the Board from his election in 2002 through 2010. At the beginning of 2011, Mr. Kerrey advised the Board that he expected that his future activities would include serving as an executive with a private company controlled by Mr. Kimmel. Mr. Kerrey and the Board agreed at that time that it would be prudent for Mr. Kerrey to not participate in Board committee meetings or in meetings of the independent directors, to avoid the possibility or appearance of any conflict of interest. Mr. Kerrey subsequently advised the Board in March 2011 that he would serve out his term on the Board but would not stand for re-election, and that he believed it prudent that he resign as a member of the board committees on which he had served.

        The Director Independence Standards adopted by the Board of Directors are attached to this proxy statement as Annex A and are available on our website, www.jonesgroupinc.com (under the "Our Company - Corporate Governance" caption).

Board Leadership

        Since May 2002, the Company has separated the positions of the Chief Executive Officer and Chairman. During 2010, both the Chief Executive Officer and the Chairman were executive officers. Effective on January 1, 2011, the executive officer position of Chairman of the Company was eliminated, and Mr. Kimmel ceased to be our executive Chairman and became our non-executive Chairman of the Board. Both Mr. Card, our Chief Executive Officer, and Mr. Kimmel, our Chairman of the Board, are not independent within the meaning of our Director Independence Standards.

        Since 2003, the independent directors have selected an independent director as Presiding Director. Robert L. Mettler is currently our Presiding Director. Among other responsibilities, the Presiding Director presides over executive sessions of the non-management and independent directors and establishes agendas for the meetings of the non-management and independent directors.

        Through this structure, the non-management and independent directors have exercised an active role in setting out agendas and establishing priorities and procedures for the work of the Board. Based upon this experience over eight years, the Board of Directors has determined that having an independent director serve as Presiding Director is the most appropriate leadership structure for the Board when neither the Chairman nor Chief Executive Officer is independent within the meaning of our Director Independence Standards.

Executive Sessions

        Executive sessions of the non-management directors were held six times in 2010. In addition, one session was held for independent directors. Any non-management director may request that an additional executive session be scheduled.

Board Oversight of Risk

        The Board exercises its oversight of the Company's risks through regular reports to the Board from Mr. Card, in his role as Chief Executive Officer, and other members of senior management on areas of material risk, actions and strategies to mitigate those risks and the effectiveness of those actions and strategies. The Board also administers its risk oversight function through its Audit and Compensation Committees.

        The Audit Committee discusses with management the Company's policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps management has taken to monitor and control those risks. Members of senior management with responsibility for oversight of particular risks report to the Audit Committee periodically throughout the year. The Company's senior vice president of internal audit and compliance, with assistance from the Company's outside internal audit firm, prepares annually a comprehensive risk assessment report which identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit, and identifies the controls that address and mitigate those risks. The Company's senior vice president of internal audit and compliance and the outside internal audit firm review that report with the Audit Committee each year. The Audit

Committee reports to the full Board annually, or more frequently as required, on its review of the Company's risk management.

        Management has assessed how our compensation policies and practices for our employees impact risk and reported on its assessment to the Compensation Committee. Representatives of the Company's Internal Audit and Human Resources Departments, in consultation with the Compensation Committee's independent compensation consultant, performed a risk analysis of our compensation programs for all employees. Management first identified all employee compensation programs and the basic components of each program. Management then identified key risks and, for those risks, identified both structural mitigating factors and mitigating controls in the Company's internal control processes. Based on this risk analysis, management determined those policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management's assessment and discussed it with management.

Board Structure and Committee Composition

        The Board of Directors maintains three standing committees: Audit, Compensation and Nominating/Corporate Governance. All three committees are composed entirely of independent directors. The current members of each committee are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
Wesley R. Card
Sidney Kimmel
Matthew H. Kamens
J. Robert Kerrey
Ann N. Reese	**		*
Gerald C. Crotty		**
Lowell W. Robinson	*	*
Donna F. Zarcone	*		*
Robert L. Mettler		*	*
Margaret H. Georgiadis	*
* Member ** Chair

        Assignments to, and chairs of, the committees are recommended by the Nominating/Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. The function of each of the committees is described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website, www.jonesgroupinc.com (under the "Our Company - Corporate Governance" caption).

        During 2010, the Board held seven meetings and acted eight times by written consent. Each director attended at least 75% of all Board and applicable Committee meetings held during the period for which he or she served as a director. In addition, in any month when there is not a regularly scheduled Board meeting, the Board holds a conference call with senior management to review financial performance issues and other items of significance that may arise between Board meetings. As set forth in our Corporate Governance Guidelines, directors are expected to attend our annual meetings of stockholders. Nine of the ten incumbent directors at the time of the last annual meeting of stockholders in May 2010 attended that meeting.

Audit Committee

        The Audit Committee has been established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in oversight of (1) the integrity of our financial statements, (2) our independent registered public accountants' qualifications and independence, (3) the performance of our internal audit function and the independent registered public accountants and (4) our compliance with legal and regulatory requirements. In addition, the Committee renders its report for inclusion in our annual proxy statement.

        The Audit Committee is also responsible for retaining (subject to stockholder approval), evaluating and, if it deems appropriate, terminating our independent registered public accountants.

        The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. Each of the current members of the Audit Committee meets the enhanced standards for the independence of audit committee members under SEC rules and New York Stock Exchange listing standards, and is financially literate, as required of audit committee members by the New York Stock Exchange. The Board has determined that Ann N. Reese, Lowell W. Robinson and Donna F. Zarcone are audit committee financial experts.

        The Audit Committee held five meetings in 2010.

        The report of the Audit Committee is included in this proxy statement on page 16.

Compensation Committee

        The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our Chief Executive Officer and other executives in light of such factors as our compensation philosophy, competitive practices and such other factors as the Committee deems appropriate. The Compensation Committee recommends to the Board the compensation of directors.

        The Compensation Committee held four meetings in 2010 and acted by written consent two times.

        The Committee has retained Compensation Advisory Partners LLP ("CAP"), an outside compensation consultant. The consultant reports directly to the Compensation Committee. For a description of the scope and nature of CAP's engagement with respect to our executive compensation program, see "Executive Compensation - Compensation Discussion and Analysis - Oversight of Our Executive Compensation Program" in this proxy statement. CAP provides advice on the structure of our director compensation program and assists the Compensation Committee and the Nominating/Corporate Governance Committee in the periodic review of our director compensation in comparison to that of peer companies.

        The Compensation Committee's process includes executive sessions where the Committee meets alone, or with its consultant, tax counsel or other legal advisors, without the presence of management. The Compensation Committee Chair also regularly consults with other Committee members, management, the Committee's consultant and the Committee's other advisors. The Committee has exclusive authority to determine the compensation of our named executive officers, as well as to make equity grants to other executives who are subject to Section 16 of the Securities Exchange Act of 1934, pursuant to Rule 16a-2. The Committee also exercises authority to determine the compensation for other individuals who report directly to our Chief Executive Officer and our President.

        The Compensation Committee has the authority to designate a "CEO Committee," composed of the director serving as our Chief Executive Officer, and to delegate to the CEO Committee the authority to:

  direct the grant of awards to persons who are eligible to receive awards under our 2009 Long Term Incentive Plan in connection with either the hiring or promotion of such persons and determine the number of shares covered by such awards, the types and terms of any such options to be granted and the exercise prices of such options, and the terms and conditions of vesting and the purchase price, if any, of any such grants of restricted stock or restricted stock units.

        However, the CEO Committee does not have authority to:

  grant awards to any chief executive officer of the Company or to any other eligible individual who at the time of the award is, or is reasonably expected to become, subject to the provisions of Section 16 of the Securities Exchange Act of 1934, pursuant to Rule 16a-2, during any calendar year, grant options to purchase more than 200,000 shares in the aggregate, grant more the 75,000 shares of restricted stock in the aggregate, or grant more than 75,000 restricted stock units in the aggregate or grant to any person eligible to receive an award under our 2009 Long Term Incentive Plan awards of options to purchase more than 25,000 shares in the aggregate and/or awards of more than 10,000 shares of restricted stock in the aggregate and/or awards of more than 10,000 restricted stock units in the aggregate.

        The report of the Compensation Committee is included in this proxy statement on page 30.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee during 2010 were Mr. Crotty, Mr. Kerrey, Mr. Robinson and Mr. Mettler. No current member of the Compensation Committee has, and no former member had during his service on the Compensation Committee, a relationship that would constitute an interlocking relationship with our executive officers or our other directors.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee assists the Board in fulfilling its responsibilities by (1) identifying individuals qualified to become directors and selecting, or recommending that the Board of Directors select, the candidates for all directorships to be filled by the Board of Directors or by the stockholders, (2) advising the Board and the committees of the Board regarding their membership and procedures and (3) developing and recommending to the Board of Directors a set of corporate governance principles applicable to us and otherwise taking a leadership role in shaping our corporate governance.

        The Nominating/Corporate Governance Committee held five meetings in 2010.

Director Nomination Process

        Pursuant to our Corporate Governance Guidelines in connection with the director selection and nomination process, the Nominating/Corporate Governance Committee reviews the composition of the Board as a whole and considers the desired experience, mix of skills and other qualities necessary to assure appropriate Board composition, taking into account the current Board members and specific needs of the Company and the Board. The Nominating/Corporate Governance Committee considers the requirement set forth in the Corporate Governance Guidelines that at least a majority of the Board members be independent as required by applicable laws and regulations and also considers any specific expertise necessary for members of Board committees.

        Our Corporate Governance Guidelines contain general criteria for the nomination of director candidates, which include the following:

  the candidate's unquestioned character and integrity,
  mature judgment,
  diversity of background and experience,
  demonstrated skills in his/her area of present or past professional, business, academic or non-profit responsibility, an ability to work effectively with others,
  sufficient time to devote to the affairs of the Company and freedom from conflicts of interest.

        The Nominating/Corporate Governance Committee and the Board believe that candidates who satisfy those criteria will (i) advance the Board's ability to oversee and direct the officers and business of the Company and (ii) enhance the decision making ability of the Board as a whole in the best interests of the Company's stockholders.

        The information as to each director set forth above on pages 5 to 7 includes a description of the experience, qualification, attributes or skills that were considered by the Nominating/Corporate Governance Committee and Board to determine that the individual nominee should serve as a director of the Company. The Nominating/Corporate Governance Committee and the Board believe the nominees, taken together, create a Board that is strong in its collective knowledge and experience, derived from the skills and experience of its individual members in a wide variety of areas that are important to the Company, including corporate governance and board service, executive management, finance, accounting, marketing and retailing.

        In its consideration of the criteria providing for diversity of background and experience, the Nominating/Corporate Governance Committee looks at the entirety of the Board and the full range of diversity, including professional experience, skills, background and age, as well as personal characteristics.

        The Nominating/Corporate Governance Committee and the Board implement the consideration of diversity of background and experience through discussions at meetings of the Nominating/Corporate Governance Committee. In the Nominating/Corporate Governance Committee's annual self evaluation, one of the factors the Committee considers is how the Committee performed in assuring appropriate Board composition and diversity of background and experience.

Stockholder Nominees

        Our Nominating/Corporate Governance Committee is open to selecting as candidates for the Board of Directors individuals of merit regardless of background, whom the Committee believes have the potential to be superior directors of a public company, consistent with applicable law, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

        As provided in our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders. The policy of the

Nominating/Corporate Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Director." Any candidate proposals by stockholders for consideration by the Nominating/Corporate Governance Committee should include the candidate's name and qualifications for Board membership and should be addressed to:

Chair
Nominating/Corporate Governance Committee
c/o Secretary
The Jones Group Inc.
1411 Broadway, 36th Floor
New York, New York 10018

        In addition, our by-laws permit stockholders to nominate directors for consideration at a stockholders' meeting. For a description of the process for nominating directors in accordance with our by-laws, see "Submission of Stockholder Proposals and Nominations" on page 53.

Identifying and Evaluating Nominees for Director

        When the Board identifies an opportunity or needs to add a new Board member with specific qualifications or to fill a vacancy on the Board, the Nominating/Corporate Governance Committee initiates a search and seeks input from Board members, senior management and others. From time to time, including in February 2011, the Board has hired an executive search firm to assist it in identifying or evaluating potential candidates for submission to the Nominating/Corporate Governance Committee for its consideration.

        When initial candidates who satisfy specific criteria and otherwise qualify for membership on the Board are identified and presented to the Nominating/Corporate Governance Committee, members of the Nominating/Corporate Governance Committee interview them. The Committee keeps the full Board informally informed of its progress, including giving the full Board an opportunity to interview the candidates. The Nominating/Corporate Governance Committee considers and approves the final candidate, and then seeks full Board endorsement of the selected candidate. Candidates recommended by stockholders and candidates recommended by other persons or entities are evaluated by the Nominating/Corporate Governance Committee in the same manner, including whether they meet the minimum criteria set forth in our Corporate Governance Guidelines.

        All nominees for election at this annual meeting were previously elected by stockholders.

Communications with the Board or the Presiding Director

        Interested parties may contact our Board of Directors, our non-management directors as a group, our Presiding Director or any other director by writing to the Board, our non-management directors as a group, or such director c/o Secretary, The Jones Group Inc., 1411 Broadway, 36th Floor, New York, New York 10018. The Secretary will promptly forward any communication unaltered to the Board, non-management directors as a group or such director.

Policy with Respect to Related Person Transactions

        It is our policy, set forth in writing, not to permit any transaction in which the Company is a party and in which executive officers or directors, their immediate family members, or 5% shareholders have or will have a direct or indirect interest unless approved in advance by the Audit Committee of the Board of Directors, other than transactions available to all employees,
  transactions involving purchases of our products at discounts made generally available to all employees or an identified group of employees, transactions involving compensation approved by the Compensation Committee of the Board of Directors, or
  charitable contributions involving less than $10,000 per annum to a charitable entity of which an executive officer or director of the Company, their immediate family members, or a 5% shareholder of the Company is an executive officer.

        Any issues as to the application of this policy shall be resolved by the Audit Committee of the Board of Directors. A copy of our Statement of Policy with Respect to Related Person Transactions is available on our website, www.jonesgroupinc.com (under the "Our Company - Corporate Governance" caption).

Director Compensation and Stock Ownership Guidelines

        The following table provides information on compensation for the year ended December 31, 2010 paid to each non-management director. Directors who are employees receive no additional compensation for serving on the Board of Directors.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Matthew H. Kamens	76,000	100,000	-	-	-	-	176,000
J. Robert Kerrey	127,000	100,000	-	-	-	-	227,000
Ann N. Reese	109,333	100,000	-	-	-	-	209,333
Gerald C. Crotty	94,000	100,000	-	-	-	-	194,000
Lowell W. Robinson	114,000	100,000	-	-	-	-	214,000
Donna F. Zarcone	96,000	100,000	-	-	-	-	196,000
Robert L. Mettler	102,583	100,000	-	-	-	-	202,583
Margaret H. Georgiadis	86,000	100,000	-	-	-	-	186,000

(1)	Non-management directors receive a $50,000 annual retainer, $2,000 for attending a Board meeting and $2,000 for attending a committee meeting or a meeting of the non-management or independent directors. In addition, the Presiding Director receives an annual retainer of $25,000, and the chair of the Audit Committee receives an annual retainer of $20,000. Until January 1, 2011, the chairs of other committees received an annual retainer of $10,000. Effective January 1, 2011, the amount of the annual retainer for the chair of the Compensation Committee and the Nominating/Corporate Governance Committee was increased to $15,000. Non-management directors are not compensated for participation in the conference calls with senior management that are held during months in which there is no regularly-scheduled Board meeting.
(2)	Each non-management director may elect to defer all or a portion of his or her annual retainer and meeting attendance fees under The Jones Group Inc. Deferred Compensation Plan for Outside Directors until the earlier of his or her termination of service on the Board or a date selected by the director under the Plan. The Plan does not provide for above-market or preferential earnings. Each director can choose to invest the funds in either of the following two types of hypothetical investments:

        Share Units. This type of investment allows the director to invest his or her compensation in hypothetical shares of Jones common stock based on the market price of the common stock at the time the compensation would have been paid. Hypothetical dividends are "reinvested" in additional share units based on the market price of the common stock at the time dividends are paid on the common stock. All share units are paid out in cash.

       Cash Units. Funds in this type of account are credited with interest monthly based on U.S. Treasury bill rates using the Treasury constant maturities daily "1-year" rate.

        Mr. Kerrey elected to have his 2010 fees deferred in the form of share units. For certain years prior to 2010, Mr. Crotty had elected to have his fees deferred in the form of share units.

(3)	Each non-management director receives an annual grant of restricted common stock equal in value to $100,000, with new non-management directors receiving an initial grant equal in value to $150,000. The restricted stock awards vest in equal installments over three years. The awards are made from shares available under our 2009 Long Term Incentive Plan. (Awards prior to May 20, 2009 were granted under predecessor equity incentive plans.) The restricted stock awards have a value equal to the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation - Stock Compensation" ("ASC Topic 718"). Assumptions used in the valuation of equity-based awards are discussed in "Summary of Accounting Policies - Restricted Stock" and "Stock Options and Restricted Stock" in Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

        The following table shows the aggregate number of outstanding restricted stock awards held by our non-management directors as of December 31, 2010.

Name	Shares of Restricted Stock
Matthew H. Kamens	18,941
J. Robert Kerrey	18,941
Ann N. Reese	18,941
Gerald C. Crotty	18,941
Lowell W. Robinson	18,941
Donna F. Zarcone	20,941
Robert L. Mettler	36,060
Margaret H. Georgiadis	36,060

        Non-management directors are expected to own shares of our common stock equal in value to at least five times the then-current amount of the annual retainer. The guidelines are in place to further enhance alignment between the interests of Board members and stockholders, through meaningful stockholdings on the part of the directors. That ownership stake should be achieved within five years of their election or appointment to the Board of Directors (or, in the case of those directors serving as such at the time the requirement was adopted on October 28, 2002, by October 28, 2007). Each director may count toward that requirement the value of shares owned (including shares of restricted stock) and the value of share units credited to the director's account under The Jones Group Inc. Deferred Compensation Plan for Outside Directors. All non-management directors meet the share ownership level under the guidelines as of the date of this proxy statement.

Audit Committee Report

        The Audit Committee assists the Board of Directors in its general oversight of the integrity of Jones' financial statements, the independent registered public accountants' qualifications and independence, the performance of Jones' internal audit function and the independent registered public accountants' and Jones' compliance with legal and regulatory requirements. The independent registered public accountants report directly to the Audit Committee.

        Jones' management has primary responsibility for preparing Jones' financial statements and Jones' financial reporting process. Jones' independent registered public accountants, BDO USA, LLP, are responsible for expressing an opinion on the conformity of Jones' audited financial statements with accounting principles generally accepted in the United States.

        Jones' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. BDO USA, LLP's responsibility is to express an opinion on the effectiveness of Jones' internal control over financial reporting based on their audit.

        In this context, the Audit Committee hereby reports as follows:

  The Audit Committee has reviewed and discussed the audited financial statements with Jones' management.

  The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

  The Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants' independence.

  Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Jones' Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.
Audit Committee:	Ann N. Reese (Chairperson) Lowell W. Robinson Donna F. Zarcone Margaret H. Georgiadis

        The foregoing Report of the Audit Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Executive Compensation

Compensation Discussion and Analysis
        The Compensation Committee of the Board of Directors (the "Committee"), which is responsible for establishing the compensation of our named executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The compensation program is designed to deliver a substantial portion of the total compensation of our named executive officers in the form of performance-contingent cash and equity awards to achieve our objectives of holding executives accountable and offering rewards for successful business results and producing value for our stockholders over the long term.

Executive Summary

        During 2010, we did not change the overall structure of our compensation program. Instead, we worked within our structure to recalibrate the financial performance targets embedded in our incentive programs to reflect the economy's transition from recession to recovery. Within our incentive programs, we raised the bar to encourage improved performance, achieving higher growth and profitability in 2010. We also made important organizational changes.

2010 Financial Results

        Our Company's financial results in 2010 were strong. Our revenues grew 9.5%, reflecting both organic growth and the impact of several acquisitions that strengthened our portfolio of brands. We also generated substantial positive earnings and operating cash flow in 2010.

        A comparison of key 2010 financial results to 2009 appears below:

Measure	2010	2009
Revenues (in millions)	$3,642.7	$3,327.4
Earnings (Loss) Per Share	$0.62	($1.02)
Operating Cash Flow (in millions)	$141.3	$349.0

        Our financial results are discussed in greater detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2010, which accompanies this proxy statement.

Organizational Changes

  Richard Dickson was hired and became our President and Chief Executive Officer - Branded Businesses on February 8, 2010.

  Andrew Cohen's employment as Chief Executive Officer - Footwear, Accessories and Retail terminated on October 11, 2010.

  Effective January 1, 2011, Sidney Kimmel, our founder, ceased to serve as our executive Chairman. He continues to serve on our board as our non-executive Chairman.

Major Compensation Actions in 2010

  The 2010 annual cash incentive plan was built on a premise that substantial earnings growth compared to 2009 would be required to fund target awards. Achievement of 108 - 112% of budget, depending on the performance metric, was required for payment of 100% of target awards.

  We made no changes to the performance metrics, weightings or target award opportunities of named executive officers under the 2010 annual cash incentive plan.

  Wesley Card, our Chief Executive Officer, voluntarily reduced the annual cash incentive of $2,400,000 he earned for 2010 performance to $2,000,000. Mr. Card believed that the $400,000 reduction in his bonus was appropriate to reflect operational issues that occurred during the second half of 2010.

  Since our stock price rebounded compared to 2009, we reintroduced our normal award guidelines for the value of performance-contingent restricted shares granted to our named executive officers (other than Mr. Kimmel, who did not receive a grant). Vesting of these awards continues to depend on achieving three-year targets for total shareholder return performance and cumulative operating cash flow.

  We negotiated amendments to employment agreements with Mr. Card and Ira Dansky, our Executive Vice President, General Counsel & Secretary, so that we could continue to deduct performance-based incentive awards for tax purposes. We granted 75,000 time-vested restricted shares that vest approximately two years after grant to Mr. Card and 25,000 shares to Mr. Dansky, in consideration for their agreeing to the amendments.

  We established compensation guidelines for Mr. Dickson that fit within our structure, including a salary at an annual rate of $1,000,000, a target annual cash incentive of 90% of salary and a guideline long-term incentive opportunity of 180% of salary. Vesting of the long-term incentive awards will depend on achieving three-year targets for total shareholder return performance and cumulative operating cash flow.

  We paid Mr. Dickson a sign-on bonus of $455,000 and awarded 100,000 shares of restricted stock with time-based vesting to replace cash and stock compensation forfeited upon his resignation from his former employer and to allow him to establish an ownership position in our stock.

We believe that the actions taken in 2010 have strengthened our organization and continue to position our Company to continue to be a strong competitor in our markets as the economy rebounds.

Compensation Program Objectives

        The objectives of our executive compensation program are to:

  Allow us to successfully attract, retain, and motivate executives who enable us to achieve high standards of consumer satisfaction and operational excellence; and

  Hold our executives accountable and offer rewards for successful business results and produce value for our shareholders over the long term.

        Our policy for the named executive officers is to pay competitively, taking into account our objectives for annual and long-term performance. The Committee believes this helps to achieve the objective of attracting, retaining and motivating executives in the highly competitive retail and apparel / footwear / accessories industries. Because a large portion of total executive compensation is provided in the form of incentives that are contingent on performance, actual compensation of these executives will vary above and below the amount payable at target performance levels, depending on our financial results and their individual performance. In periods of strong performance, actual compensation will exceed the amount payable at target. If a downturn in performance occurs, actual compensation will fall below the target amount.

Compensation Program for Mr. Kimmel

        Effective January 1, 2011, Mr. Kimmel, our founder, ceased to serve as our executive Chairman. He continues to serve as our non-executive Chairman of our Board. The transition agreement that we entered into with Mr. Kimmel in connection with the change in his role is described in more detail under "Potential Payments and Benefits Upon Termination of Employment" in this proxy statement.

        In 2010, the executive compensation program in place for Mr. Kimmel was composed of base salary, participation in our employee benefit plans and certain perquisites. Since Mr. Kimmel relinquished the role of Chief Executive Officer in 2002 and became our executive Chairman until January 1, 2011 when he ceased to serve as executive Chairman, the Committee's approach to Mr. Kimmel's compensation was to continue his base salary of $1,200,000, pursuant to the terms of his employment agreement with us. His base salary was not adjusted from 2001 through 2010. Mr. Kimmel last received an annual cash incentive in 2005 for performance in 2004. He did not receive any equity grants from 2001 through 2010.

Elements of Compensation Program for Other Named Executive Officers

        The compensation program for our named executive officers (other than Mr. Kimmel) includes:

Elements	Description
Base salary
  Compensates our executives for their position and level of responsibility.
  Employment agreements define a minimum annual salary for each named executive officer.
  Committee reviews annually and may adjust salaries above the minimum, depending on individual performance, impact on the business, tenure and experience, changes in job responsibilities and market practice.

Annual cash incentive
  Pays cash awards if financial and individual performance objectives are achieved.
  Target awards were established so that total target annual cash compensation levels would be in line with the peer group described below under "Market Data Used to Assess Compensation" when current base salaries are taken into account.

Performance-contingent restricted stock
  Granted to align the interests of our executives with the interests of our stockholders.
  Value of awards depends on our stock price performance and achievement of three-year total shareholder return and operating cash flow objectives.
  Retains our executives through three-year cliff vesting requirements.

Elements	Description
Restricted stock with time-based vesting	Used selectively. Primary purposes are for recruiting, retention and special recognition. Vest over two to four-year periods.
Employee benefits	Named executive officers participate in the same benefit plans available to all full-time, salaried employees. Supplemental retirement benefits are provided to Messrs. Card and Dansky.
Perquisites
  Includes one-time charitable donations totaling $8 million by the Company in honor of Mr. Kimmel to recognize his special contributions to us over time upon his transition to non-executive Chairman of the Board.
  Includes a car and driver for Mr. Kimmel and car allowances for other named executive officers.
  Includes a housing allowance and related tax gross-up for Mr. Card.
  Includes relocation benefits and related tax gross-up for Mr. Dickson.

        We implemented the annual and long-term incentive programs in 2007. As discussed below, these programs remained in place in 2010 and will continue in 2011.

Compensation Mix

        For 2010, we did not have policies that define specific percentage allocations for performance-based and non-performance-based compensation, or cash and non-cash compensation. We did, however, intend to deliver a substantial portion of total compensation in the form of performance-based cash and equity incentives to achieve our objective of holding executives accountable and offering rewards for successful business results and producing value for our stockholders over the long term. As a result, recognizing that individual variations and year-to-year variations will occur, between 52% and 71% of the total compensation of the named executive officers (other than Mr. Kimmel) was composed of performance-based compensation, as shown in the table below. Performance-based compensation includes annual cash incentives actually paid and awards of performance-contingent restricted shares.

	Non-Performance-Based Compensation			Performance-Based Compensation
Named Executive Officer	Base Salary	Discretionary Bonus	Time-Based Equity	Annual Cash Incentive	Performance- Based Equity
Wesley R. Card Richard Dickson John T. McClain Ira M. Dansky Andrew Cohen	18% 15% 29% 31% 33%	0% 8% 0% 0% 0%	14% 24% 0% 18% 0%	23% 23% 28% 21% 27%	45% 30% 43% 31% 40%

Base Salary

        In 2010, the following salaries were in effect for the named executive officers, other than Mr. Kimmel. Mr. McClain received a salary increase in 2010 to reflect our assessment of his performance, his contribution to the Company's success and the scope of his job responsibilities as well as to respond to market data prepared by the Committee's consultant and the difficulty of replacement.

Named Executive Officer	2010 Salary	2009 Salary	Increase
Wesley R. Card Richard Dickson John T. McClain Ira M. Dansky Andrew Cohen	$1,600,000 $1,000,000 $650,000 $700,000 $1,000,000	$1,600,000 -- $550,000 $700,000 $1,000,000	$0 -- $100,000 $0 $0

        In 2011, Mr. Dickson's salary was increased to $1,100,000 to recognize his rapid and highly effective assumption of the management of the Company's brands, marketing and merchandising activities, as well as his contribution to the Company's success. None of the other named executive officers received salary increases in 2011.

Annual Cash Incentive

        The 2007 Executive Annual Cash Incentive Plan (the "Incentive Plan") was adopted and approved by our stockholders in 2007. During the first quarter of each year, the Committee assigns a target annual cash incentive award to each participant and approves the financial performance and individual performance objectives to be met during the year. The threshold awards represent the incentive awards payable if our minimum financial goals are achieved and, if applicable, our named executive officers achieve their individual performance objectives. The maximum award is the largest amount payable if financial goals are exceeded and, if applicable, our named executive officers fully achieve their individual performance objectives.

Annual Cash Incentive Award for 2010 Performance Year
Named Executive Officer	Threshold % of Salary	Target % of Salary	Maximum % of Salary
Wesley R. Card Richard Dickson John T. McClain Ira M. Dansky Andrew Cohen	50% 45% 38% 25% 40%	100% 90% 75% 50% 80%	150% 135% 103% 69% 110%

Annual Cash Incentive Structure for 2010 Performance Year. In the first quarter of 2010, the Committee established financial performance goals for 2010 annual cash incentive awards. These goals were based on three metrics: corporate operating income, corporate operating cash flow, and business unit contribution margin. The percentage of target awards that could be paid as to each of these metrics remained unchanged from 2009 and is shown in the following table:

Weighting of Annual Incentive Performance Factors
	Total Company		Business Unit Contribution Margin	Individual Performance Goals
Named Executive Officer	Operating Income	Operating Cash Flow
Wesley R. Card Richard Dickson John T. McClain Ira M. Dansky Andrew Cohen	33% 33% 25% 25% 10%	67% 67% 50% 50% 15%	0% 0% 0% 0% 50%	0% 0% 25% 25% 25%

        Annual cash incentives for Messrs. Card and Dickson depended solely on total company performance. For Messrs. Cohen, McClain and Dansky, annual cash incentives of up to 25% of the target award could be paid to recognize individual performance against qualitative goals, after an assessment of compliance with Company policies. The individual performance component was payable, so long as we achieved the minimum amount specified on the performance scales approved for either corporate operating income, corporate operating cash flow or business unit contribution margin. This allowed us some flexibility to pay out incentive compensation in recognition of excellent individual contributions, if financial results warranted.

        Performance scales were established for 2010 that align corporate and business unit achievement against budget with the percentage of the target annual cash incentive award payable. The 2010 bonus plan was built on a premise that substantial earnings growth compared to 2009 would be required to fund target awards. In 2009, performance goal targets were designed to pay out 100% of target awards for performance at 90% of budget to recognize the declining economic environment, the increased volatility of the Company's businesses (particularly in the Company-owned retail stores), and the greater emphasis the Company was placing on cash generation and preservation. The Committee determined that this accommodation was no longer necessary in 2010 and established the following performance scales for corporate and most business units. As indicated below, achievement of 108 - 112% of budget, depending on the performance metric, was required for payment of 100% of target awards.

	% Budget Achievement for Corporate Operating Income	% Budget Achievement for Corporate Operating Cash Flow	% Budget Achievement for Business Unit Contribution Margin
Goal for Maximum Bonus Goal for Target Bonus Budgeted Goal Goal for Threshold Bonus	120% 112% 100% 56%	113% 108% 100% 72%	116% 109% 100% 70%

Annual Cash Incentives Earned for 2010 Performance. The financial goals shown below were consistent with our budget. We believed that they were difficult to achieve, since they required our businesses to exceed their budgets to achieve full target awards. In the table below, 2010 Adjusted Results were defined to exclude the impact of unusual, unplanned, non-recurring or extraordinary items, including costs related to restructuring and severance, unbudgeted stock compensation expense, expenses related to acquisitions, asset impairments, and other unbudgeted items. Since the 2010 Adjusted Results are not determined under generally accepted accounting principles, the amounts differ from the amounts reported in the Company's financial statements.

(All dollar amounts in millions)

Performance Metrics	2010 Performance Scale(1)				2010 Adjusted Results	% Budget Achievement	% Bonus Achievement Without Individual Performance Component (2)	% Bonus Achievement With Individual Performance Component (3)
	Threshold Goal	Budgeted Goal	Target Goal	Maximum Goal
Operating Income	$109.4	$193.8	$217.0	$231.9	$237.1	122%	150%	138%
Operating Cash Flow	$67.3	$93.6	$100.8	$105.5	$151.6	162%	150%	138%
Notes:
(1)	Interpolation applies for intermediate points.
(2)	Bonus achievement was 150% of the target award established for Mr. Card and Mr. Dickson, because their bonus depended entirely on corporate financial results, with no individual performance component.
(3)	Potential bonus achievement for other participants, including Messrs. Cohen, McClain and Dansky, was 138% of their target awards, because 75% of their bonuses depended on corporate and business unit financial results and 25% depended on individual performance. The table assumes the entire individual performance component is earned.

        In the first quarter of 2011, we assessed our actual performance relative to the goals established for 2010. As shown above, adjusted corporate results exceeded the maximum financial goals, and Messrs. Card, Dickson and Dansky each earned a maximum bonus. However, Mr. Card voluntarily elected to reduce his bonus from 150% of salary to 125% of salary to recognize operational issues that occurred in the second half of the year. As a result, Mr. Card declined to accept $400,000 of the $2,400,000 bonus he earned for 2010 performance. The Committee awarded Mr. McClain a bonus of 132.5% of salary, against a maximum of 137.5% of salary, reflecting an assessment of his performance against certain individual performance goals. Mr. Cohen's bonus was paid to him pursuant to the negotiated terms of his separation agreement. It reflected the adjusted corporate results and the performance of his business unit, with 25% of the target award paid for his individual performance goals. These awards are shown as Non-Equity Incentive Plan Compensation and, as to Mr. Cohen, as All Other Compensation, in the 2010 Summary Compensation Table.

        As noted above, we also paid Mr. Dickson a sign-on bonus of $455,000 to replace compensation forfeited upon his resignation from his former employer.

Long-Term Incentive Awards

        Since 2003, most of the long-term incentive awards made to the named executive officers have been performance-contingent restricted stock awards. We have also granted awards of time-based restricted stock on a limited basis. Although we continue to have the ability to grant stock options, we have used restricted stock because:

  Restricted stock is a better retention device.
  Fewer shares are required, allowing us to better manage dilution.
  Awards of performance-contingent restricted stock allow us to tie long-term compensation to the achievement of multi-year business objectives.

  Awards are subject to less volatility than stock options, given the challenging business conditions facing our industry.

        No stock options were granted to the named executive officers in 2010.

        Long-term incentive awards are typically granted to the named executive officers annually at a Committee meeting in late January or early February. The meeting dates are not tied to the release of our financial results.

2010 Performance-Contingent Restricted Stock Awards. The restricted stock awards granted to the named executive officers during 2010 are shown in the "Grants of Plan-Based Awards in 2010" table on page 32.

        The vesting of performance-based restricted stock is subject to two performance conditions. First, if our total shareholder return (which is the stock price appreciation, assuming dividends are reinvested in Company stock when paid) for the period from 2010 through 2012 is equal to or greater than the median total shareholder return of a peer group of apparel, footwear, and department store companies, 50% of the shares will vest. This peer group of companies was developed by the Committee's independent compensation consultant in consultation with management and includes:

Apparel and Footwear Companies	Retail Companies
Bakers Footwear Group Inc. [1]
Brown Shoe Company, Inc. [1]
Carters, Inc. [1]
Coach, Inc. [1]
Collective Brands, Inc. [1]
Fossil, Inc. [1]
Genesco Inc. 1
Guess, Inc. [1]
Hanesbrands, Inc. [1]
Liz Claiborne, Inc. [1]
Nike, Inc.
Oxford Industries, Inc.
Phillips-Van Heusen Corporation [1]
Polo Ralph Lauren Corporation [1]
Rocky Brands, Inc.
Skechers USA, Inc.
Steven Madden, Ltd.
The Timberland Company
VF Corporation [1]
The Warnaco Group, Inc. [1]
Wolverine World Wide, Inc.	ANN INC. [1]
The Bon-Ton Stores, Inc. [1]
Dillard's, Inc. [1]
J.C. Penney Company, Inc.
Kohl's Corporation
Macy's, Inc
Nordstrom Inc
Quiksilver, Inc. [1]
Saks Inc. [1]
Sears Holdings Corporation
The Talbots, Inc.

(1)	Company is included in the subset of comparably-sized companies used by the Committee to assess the total compensation of our named executive officers, as described under "Market Data Used to Assess Compensation."

        The remaining 50% of the shares will vest if cumulative operating cash flow for 2010 through 2012 is $400 million or more. In determining achievement of that goal, the Committee adjusts either the performance goal or actual results to exclude the impact of unusual, unplanned, non-recurring or extraordinary items, including costs related to restructuring and severance, expenses related to acquisitions, asset impairments, and other unbudgeted items. In 2010, adjusted operating cash flow was $151.6 million.

        The percentage of shares that will vest, if and to the extent each performance condition is achieved, is shown in the table below.

Total Shareholder Return		Operating Cash Flow
Performance Relative to Peers	Vesting	Performance Against Budget	Vesting
Median or Better 40-49th Percentile 30-39th Percentile Below 30th Percentile	100% 75% 50% 0%	100% or Better 90% 80% Below 80%	100% 75% 50% 0%

        Note: Interpolation applies for intermediate points.

        The 2010 equity awards to our named executive officers were sized based upon target value guidelines of 1.5 to 2.5 times target annual bonus.

Vesting in 2010 of 2008 Performance-Contingent Restricted Stock Awards. In 2008, Mr. Card was awarded 234,987 restricted shares, Mr. Cohen was awarded 78,329 restricted shares, Mr. McClain was awarded 53,851 restricted shares and Mr. Dansky was awarded 45,692 restricted shares. Vesting of up to 50% of these awards was contingent on achievement of certain cumulative operating cash flow targets for 2008 through 2010 and up to 50% was contingent on achievement of cumulative total shareholder return performance for the same period as compared to a specified peer group of publicly-traded companies. These shares of restricted stock were eligible to vest on the second business day immediately following our public announcement of fourth quarter financial results for 2010, contingent on achievement of those targets.

        The percentage of shares vesting based on achievement of each performance condition is shown in the table below.

Metric	Goal for 2008 - 2010	Actual Results	Achievement	Percent of Shares Vesting
Operating Cash Flow	$529 Million	$786 Million	100% X 50% weighting =	50%
Total Shareholder Return vs. Peer Group	Equal or exceed peer group median	37th percentile vs. peer group	50% X 50% weighting =	25%
Total				75%

        Since we exceeded the operating cash flow goal, 100% of the shares contingent on operating cash flow vested. Our relative total shareholder return was at the 37th percentile compared to the peer group. As a result, only one-half of the shares contingent on relative total shareholder return vested and one-half did not vest. The combined result was that 75% of the restricted shares granted in 2008 were earned and 25% of the restricted shares were deemed forfeited and were cancelled on February 3, 2011. See footnote 2 to the Outstanding Equity Awards at December 31, 2010 table on page 34.

        The shares awarded to Mr. Cohen vested in full under the terms of his separation agreement as described in more detail under "Potential Payments and Benefits Upon Termination of Employment" in this proxy statement.

2010 Restricted Stock Awards with Time-Based Vesting

        In February 2010, the Committee awarded Mr. Card 75,000 shares and Mr. Dansky 25,000 shares of time-based restricted stock that will vest after two years. The Committee made these awards in consideration of Messrs. Card and Dansky agreeing to amendments to their employment agreements. These amendments changed the benefits available upon a termination without cause or for good reason to reflect the actual bonus earned during the year of termination rather than guaranteed amounts. The amendments also provided that upon a termination without cause or for good reason or upon retirement, performance-contingent shares granted in 2010 or successive years will continue to vest based on actual performance rather than accelerate. By their agreeing to accept potential termination benefits that would vary based on Company performance, the Company is allowed to continue to deduct their performance-based incentive awards for tax purposes. When making the awards of restricted stock with time-based vesting, the Committee considered, among other things, that the projected value of the potential tax deductions to the Company was much larger than the value of the restricted stock awards made to Messrs. Card and Dansky.

        To replace equity compensation forfeited when he resigned from his prior employment, Mr. Dickson received an award of 100,000 shares of restricted stock with time-based vesting. These shares will vest in equal thirds on the second business day immediately following our public announcement of financial results for each of 2010, 2011 and 2012, provided that Mr. Dickson is employed by the Company on December 31 of the applicable year or has resigned for Good Reason or been terminated without Cause.

Oversight of Our Executive Compensation Program

        The Committee oversees and administers our executive compensation program and establishes the compensation of our executive officers. The Committee's responsibilities are detailed in its charter, which can be found on our website at www.jonesgroupinc.com/Our Company/Corporate Governance.

        Since September 2009, the Committee has retained Compensation Advisory Partners LLC ("CAP") as its independent compensation consultant. CAP's work for the Committee includes providing advice on how to structure cash and equity incentives, benchmarking the total compensation of our named executive officers relative to the peer group discussed below, assessing our financial performance against the peer group, and providing guidance on changing regulatory requirements and best practices. CAP reports directly to the Committee and does not provide other services to the Company.

        Our Chief Executive Officer makes recommendations on our executive compensation program and the compensation of our named executive officers, other than himself. The Chief Executive Officer typically attends the meetings of the Committee. The Committee also meets in executive session alone or with its consultant and legal and tax advisors without the presence of management. Between scheduled Committee meetings, the Committee Chair also regularly consults with other Committee members, management, the Committee's consultant and the Committee's other advisors.

Market Data Used to Assess Compensation

        The Committee regularly reviews data on industry compensation levels and financial performance to assess competitive levels of compensation for our executive officers and the alignment between compensation and our financial performance. The Committee uses compensation data from the peer group as a general reference point. The Committee does not target the compensation of the named executive officers to achieve a particular percentile position compared to the peer group.

        In 2010, the Committee, with the assistance of its consultant, assessed the total compensation of our named executive officers and our financial and total shareholder return performance. The review compared us to a subset of the companies included in the peer group used to measure relative total shareholder return performance. The companies included (i) direct competitors that manufacture apparel and footwear, (ii) department stores that represent some of our largest customers, and (iii) specialty retailers of footwear and apparel, particularly specialty retailers who design and manufacture their own products. These companies were included in the peer group because their businesses are comparable to or compete directly with facets of our business and because they are of comparable revenue size to us. The median revenues of the subset of companies were $2.5 billion, compared to our 2009 revenues of $3.3 billion. The companies included in this review are footnoted on page 24.

Employee Benefits

        As a general rule, we do not provide special benefits to senior executives. The named executive officers participate in the same benefit plans, including term life, health and disability insurance, available to all full-time, salaried employees. We offer one retirement plan, a qualified 401(k) plan, to all employees, including the named executive officers.

        In connection with Mr. Card's agreement to resume the role of Chief Financial Officer in March 2007 and in recognition of his additional responsibilities, we adopted a supplemental retirement arrangement for him, which is described under "Employment and Compensation Arrangements" on page 39.

        In December 2007, upon the recommendation of Mr. Card, we adopted a supplemental retirement arrangement for Mr. Dansky. This benefit is described under "Employment and Compensation Arrangements" on page 42.

Nonqualified Deferred Compensation Plan. Employees with base salaries of $100,000 or more are eligible to participate in our Deferred Compensation Plan. The plan allows them to defer, on a pre-tax basis, with limited cost to us, the receipt of up to 90% of both salary and annual bonus into a savings account. We adopted the plan because it allows executives to save for retirement or other needs on a tax-advantaged basis and because similar benefits are offered by competitors. A summary of the terms of the plan and information concerning the named executive officers' participation in the plan are included in this proxy statement under the caption "2010 Nonqualified Deferred Compensation."

Perquisites and Other Personal Benefits. We have provided certain perquisites to the named executive officers, as summarized in footnote 4 to the 2010 Summary Compensation Table in this proxy statement.

Our major perquisites are described below:

  Charitable Donations: Upon Mr. Kimmel's transition to non-executive Chairman of the Board, the Company made one-time charitable donations totaling $8 million in his honor. These donations were intended to recognize Mr. Kimmel's special contribution to the Company over time in his role as founder and executive Chairman.

  Housing Allowance: We rent an apartment in New York City for Mr. Card's use because his primary residence is not within commuting distance from our New York headquarters or our facilities in Bristol. The allowance was a negotiated condition to his retention that went into effect in 2002.

  Tax Gross-Up Payments: We pay a tax gross-up to cover the taxable income attributable to Mr. Card's apartment. This allows him to actually receive the full benefit that we intended to deliver. In addition, this benefit was a negotiated condition to his retention.

  Relocation Benefits and Tax Gross-Up Payments: Mr. Dickson's primary residence is in California. When we recruited him, we agreed to provide an allowance for temporary living expenses incurred by Mr. Dickson in New York City, together with a tax-gross up payment to cover the taxable income attributable to the allowance, and to reimburse Mr. Dickson for certain personal travel expenses incurred by him in traveling between California and New York.

  Cars and Allowances: Until January 1, 2011, we provided a car allowance, parking allowance and driver to Mr. Kimmel to recognize his special contribution to us over time. We also provide car services to Mr. Card in New York City. All of the remaining named executive officers had a car allowance as a stipend that supplements salary as set forth in footnote 4 to the 2010 Summary Compensation Table.

Employment Agreements

        Each of the named executive officers who is currently employed by us has an employment agreement with us. The agreements define the executive's position, stipulate a minimum base salary and provide certain benefits, including under various termination scenarios. The agreements contain covenants that limit the executive's ability to compete or solicit our employees or customers for defined periods. The covenants also require the executive to keep information confidential. The provisions of the agreements are described in greater detail in this proxy statement under the heading "Employment and Compensation Arrangements."

        On balance, we believe that employment agreements benefit stockholders, because they allow us to compete for executive talent more effectively. Contracts are standard practice in our industry, and we need to be well-positioned to hire new talent and retain our talent over time. We believe that the provisions of our contracts are standard compared to industry norms, including the termination provisions. We also believe that the restrictive covenants are beneficial to us.

        Mr. Cohen's employment with us terminated on October 11, 2010. The separation agreement that we entered into with Mr. Cohen in connection with his termination and the transition agreement that we entered into with Mr. Kimmel in connection with the change in his role are described in more detail under "Potential Payments and Benefits Upon Termination of Employment" in this proxy statement.

        Change in Control. The employment agreements with the named executive officers contain provisions that provide for severance in the event of termination in connection with a change in control (a "double trigger" provision) and for the accelerated vesting of stock options and restricted stock at any change in control.

        The elements of the change in control benefits, including the severance multiples, are generally consistent with normal market practice. More lucrative benefits, such as severance benefits upon a single trigger, walk-away rights, and excise tax gross-ups, are not provided.

        We believe these benefits help to attract and retain executive talent. Further, in the event of a change in control, these benefits preserve the neutrality of our executives throughout the transaction, enhance the value of the entity to the buyer by keeping the executive team in place, and help focus our executives on the business and stockholder interests, rather than on their individual positions and financial security.

Stock Ownership Guidelines for Executives

        In December 2004, the Committee adopted Stock Ownership Guidelines for Executives (the "Guidelines") to ensure that the named executive officers have an ongoing ownership stake in our stock, linking their interests to those of the stockholders and enhancing their commitment to our future.  The

Guidelines stipulate that the officers beneficially own shares of common stock equal to a multiple of their annual salary. The guidelines are three times base salary for the Chief Executive Officer and one time base salary for all other named executive officers.

        Executives have five years (i.e., until December 2009 for named executive officers serving as such in December 2004 or five years from first becoming a named executive officer, as applicable) to meet the Guidelines. At December 31, 2010, Messrs. Kimmel, Card and Dansky met their applicable stock ownership levels under the Guidelines. Messrs. Dickson and McClain have until 2016 and 2013, respectively, to comply but as of December 31, 2010, each also met his applicable stock ownership levels under the Guidelines.

        Included in the definition of share ownership are unvested shares of restricted stock and any shares owned outright, including shares acquired upon stock option exercise. Unexercised stock options do not count toward meeting the Guidelines.

        In addition, our policy states that shares acquired by a named executive officer from exercising stock options granted after the effective date of adoption of the Guidelines (net of shares sold to satisfy tax obligations arising from the exercise) must be retained for at least 12 months.

Material Tax and Accounting Implications

        Section 162(m) of the Internal Revenue Code has a $1 million annual tax deduction limit on compensation we pay to the chief executive officer and certain other named executive officers, other than the chief financial officer. This limit does not apply to "performance-based" compensation, as defined by the Internal Revenue Code and related regulations. Where practical, the Committee designs programs so that compensation paid to our named executive officers is fully deductible. The Committee believes, however, that stockholders' interests may be best served by offering compensation that is not fully deductible, where appropriate to attract, retain, and motivate talented officers. Bonuses awarded under the 2007 Executive Annual Cash Incentive Plan are designed to meet the criteria for tax deductibility. Gains realized by the executives from the vesting of performance-contingent restricted stock and the exercise of stock options are expected to be tax deductible. Value realized from the vesting of time-based restricted stock may not be tax deductible. In light of additional guidance from the Internal Revenue Service concerning the application of Section 162(m), we amended the employment agreements with Messrs. Card and Dansky to better ensure that performance-based equity awards will continue to be tax deductible.

Compensation Committee Report

        The Compensation Committee of the Board of Directors hereby reports as follows:

  The Compensation Committee has reviewed and discussed the Company's Compensation Discussion and Analysis ("CD&A") required by Item 402(b) of Regulation S-K with management.

  Based on the review and discussions referred to in paragraph 1 above, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission.

The Compensation Committee:
Gerald C. Crotty (Chairman)
Lowell W. Robinson
Robert L. Mettler

        The foregoing report of the Compensation Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

2010 Summary Compensation Table

        The following summary compensation table shows the compensation received for services in all capacities for the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)		Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)(1)(2)		Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(4)	Total ($)
Wesley R. Card (5) Chief Executive Officer	2010 2009 2008	1,600,000 1,600,000 1,600,000	- - -		5,199,990 1,304,000 3,600,000	- - -	2,400,000 2,400,000 810,000	(6) (7)	- - -	230,400 224,723 208,566	9,430,390 5,528,723 6,218,566	(6) (7)
John T. McClain Chief Financial Officer	2010 2009 2008	650,000 550,000 550,000	- - -		974,988 250,500 824,997	- - -	645,938 567,188 257,813		- - -	22,623 22,300 21,700	2,293,549 1,389,988 1,654,510
Sidney Kimmel (8) Chairman	2010 2009 2008	1,200,000 1,200,000 1,200,000	- - -		- - -	- - -	- - -		- - -	8,126,200 128,205 129,225	9,326,200 1,328,205 1,329,225
Richard Dickson (9) President and Chief Executive Officer - Branded Businesses	2010	908,333	455,000	(9)	3,258,997	-	1,350,000		-	347,407	6,319,737
Ira M. Dansky Executive Vice President, General Counsel and Secretary	2010 2009 2008	700,000 700,000 700,000	- - -		1,099,993 220,440 700,001	- - -	481,250 481,250 218,750		- - -	23,581 22,300 21,700	2,304,824 1,423,990 1,640,451
Andrew Cohen (10) Former Chief Executive Officer - Footwear, Accessories and Retail	2010 2009 2008	778,082 1,000,000 1,000,000	- - -		1,199,986 345,690 1,200,000	- - -	- 852,001 320,000		- - -	2,734,341 25,684 24,463	4,712,409 2,223,375 2,544,463

(1)	Compensation deferred at the election of the named executive officer is included in the year in which it would otherwise have been reported had it not been deferred.
(2)	Annual bonus and non-equity incentive plan compensation amounts are reported for the year earned and accrued regardless of the timing of the actual payment. See "Compensation Discussion and Analysis - Annual Cash Incentive - Annual Cash Incentives Earned for 2010 Performance" in this proxy statement.
(3)	Reflects the aggregate grant date fair value calculated in accordance with ASC Topic 718. Amounts include both time-based restricted stock awards and restricted stock awards subject to performance conditions. For additional information concerning the restricted stock awards made to our named executive officers in 2010, see "Grants of Plan-Based Awards in 2010" in this proxy statement. The values for restricted stock awards subject to performance conditions are computed based on 100% achievement of each performance condition. Assumptions used in the valuation of equity-based awards are discussed in "Summary of Accounting Policies - Restricted Stock" and "Stock Options and Restricted Stock" in Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(4)	The table below provides our incremental cost of the components of All Other Compensation for each of the named executive officers during 2010. We provided a car allowance to Mr. Card, car services for Mr. Card in New York City and rented an apartment in New York City that was used by Mr. Card. We also provided Mr. Card with a tax gross-up payment to cover the taxable income attributable to the apartment. We provided a car allowance, parking allowance and driver for Mr. Kimmel. We provided a car allowance to Mr. McClain, Mr. Dickson and Mr. Dansky. We provided a car allowance to Mr. Cohen and an allowance for parking charges incurred when he worked from our New York City footwear showroom. We provided an allowance for temporary living expenses incurred by Mr. Dickson in New York City, together with a tax gross-up payment to cover the taxable income attributable to the allowance, and reimbursed Mr. Dickson for certain personal travel expenses incurred by him in traveling to and from his California residence. We made charitable donations to recognize Mr. Kimmel's contributions to the Company, occasioned by Mr. Kimmel's transition from executive Chairman to non-executive Chairman of our Board of Directors. We also provided the named executive officers with certain group life, health, disability and other non-cash benefits generally available to all full-time salaried employees, which are not included in this table, as permitted by SEC rules.

Name	Termination Payments (a)	New York Apartment		Car/Parking Lease or Allowance	Car Services	Driver	Relocation Expenses		Personal Travel Expenses	401(k) Plan Contri- butions(b)	Company Product Discounts (c)	Charitable Donations (d)	Total All Other Compen- sation
		Cost	Tax Gross-up				Cost	Tax Gross-up
Wesley R. Card	-	91,714	95,343	22,915	10,595	-	-	-	-	9,800	33	-	230,400
John T. McClain	-	-	-	12,500	-	-	-	-	-	9,800	323	-	22,623
Sidney Kimmel	-	-	-	26,400	-	90,000	-	-	-	9,800	-	8,000,000	8,126,200
Richard Dickson	-	-	-	16,500	-	-	159,500	137,079	23,641	9,800	887	-	347,407
Ira M. Dansky	-	-	-	12,500	-	-	-	-	-	9,800	1,281	-	23,581
Andrew Cohen	2,719,734	-	-	4,807	-	-	-	-	-	9,800	-	-	2,734,341
(a)	Represents salary, bonus and benefits paid under the terms of Mr. Cohen's separation agreement for the period subsequent to termination of employment. See "Potential Payments and Benefits Upon Termination of Employment" in this proxy statement.

(b) Represents our contributions on behalf of the named individuals to The Jones Group Inc. Retirement Plan, which is our 401(k) defined contribution plan.
(c) Represents discounts on purchases of Robert Rodriguez apparel products. Under our Robert Rodriguez discount program, senior executives are permitted to purchase products at 20% off the wholesale price. Does not include discounts on purchases of any other Company products under discount programs that are generally available to all of our employees.
(d) Represents the following one-time charitable donations by the Company: a $6 million donation to the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins Medicine and the establishment of a $2 million trust, named in honor of Mr. Kimmel, for post-secondary educational assistance to qualifying children of our associates. Mr. Kimmel derived no personal financial or tax benefit from the donations.
(5)	Mr. Card is currently our Chief Executive Officer. He served as our President and Chief Executive Officer from July 12, 2007 until February 8, 2010.
(6)	Although Mr. Card earned a $2,400,000 annual cash incentive award for 2010, based on 2010 corporate performance targets, he voluntarily elected not to accept receipt of $400,000 of that cash award to recognize operational issues that occurred in the second half of 2010.
(7)	Although Mr. Card earned an $810,000 annual cash incentive award for 2008, based on 2008 corporate performance targets, he voluntarily elected not to accept receipt of the cash award in recognition of business conditions in late 2008 and 2009 and the impact on associates of the Company.
(8)	Mr. Kimmel served as our executive Chairman during each of the years shown in the Summary Compensation Table. Commencing January 1, 2011, he ceased such service but continued to serve as non-executive Chairman of our Board of Directors.
(9)	Mr. Dickson was named our President and Chief Executive Officer - Branded Businesses on February 8, 2010. He received a sign-on bonus of $455,000 on that date.
(10)	Mr. Cohen's employment with us ended on October 11, 2010

Grants of Plan-Based Awards in 2010

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Wesley R. Card	01/26/10 02/12/10	800,000 -	1,600,000 -	2,400,000 -	133,690 -	267,379 -	267,379 -	- 75,000	(5)	- -	- -	3,999,990 1,200,000
John T. McClain	01/26/10	243,750	487,500	670,313	32,587	65,173	65,173	-		-	-	974,988
Sidney Kimmel	-	-	-	-	-	-	-	-		-	-	-
Richard Dickson	02/08/10 02/08/10	450,000 -	900,000 -	1,800,000 -	61,686 -	123,372 -	123,372 -	- 100,000	(6)	- -	- -	1,799,997 1,459,000
Ira M. Dansky	01/26/10 02/12/10	175,000 -	350,000 -	481,250 -	23,396 -	46,791 -	46,791 -	- 25,000	(5)	- -	- -	699,993 400,000
Andrew Cohen (7)	01/26/10	400,000	800,000	1,100,000	40,107	80,213	80,213	-		-	-	1,199,986

(1)	Our named executive officers participate in the 2007 Executive Annual Cash Incentive Plan ("AIP"). Under its provisions, annual incentive awards payable in cash for a particular fiscal year may be granted to executive officers who are deemed likely to be "covered employees" as defined in the AIP and other key employees designated by the Compensation Committee and, in each case, who are approved by the Compensation Committee for participation. The performance factors applicable to awards under the AIP are determined by the Compensation Committee and communicated to each participant by the end of the first quarter of each performance period. Individual awards for any performance period may not exceed $3.0 million. As discussed under "Compensation Discussion and Analysis - Annual Cash Incentive," in the first quarter of 2010, the Compensation Committee established financial performance goals for 2010 cash awards to Mr. Card, Mr. Dansky, Mr. McClain, Mr. Dickson and Mr. Cohen under the AIP. For participants with corporate responsibility, including Mr. Card, Mr. Dansky, Mr. McClain and Mr. Dickson, the goals were based on 2010 operating income and on 2010 operating cash flow. For participants with business unit responsibility, including Mr. Cohen, the award was based on the business unit's 2010 operating contribution margin, as well as the corporate financial metrics described above. In addition, for Mr. McClain, Mr. Dansky and Mr. Cohen, the metrics included performance against individual qualitative goals. See "Compensation Discussion and Analysis - Annual Cash Incentive - Annual Cash Incentive Structure for 2010 Performance Year." Our performance relative to those goals was assessed in the first quarter of 2011, and the resulting cash awards paid to the named executive officers are included in the 2010 Summary Compensation Table under "Non-Equity Incentive Plan Compensation" (as to Mr. Card, Mr. McClain, Mr. Dickson and Mr. Dansky) or under "All Other Compensation" (as to Mr. Cohen). Mr. Card voluntarily elected not to accept receipt of $400,000 of the $2,400,000 annual cash incentive award he had earned based on corporate performance relative to the 2010 goals, to recognize operational issues that occurred in the second half of 2010.
(2)	Represents grants of shares of restricted common stock under our 2009 Long Term Incentive Plan. During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights. Dividends are paid on shares of restricted stock at the same rate and at the same time as dividends are paid to all holders of common stock, except that dividends with respect to performance-based awards are accumulated but not paid out to the grantee unless and until the performance award vests. During 2010, the quarterly dividend rate was $0.05 per share.
(3)	The restricted stock granted was subject to Company financial performance and time-based vesting conditions. 50% of the shares are eligible to vest if we achieve a cumulative operating cash flow target for the period January 1, 2010 through December 31, 2012. For achievement of between 80% and 100% of the target amount, a proportionate number of shares (between 50% and 100%) would be eligible to vest. The remaining 50% are eligible to vest if we achieve a certain cumulative total shareholder return for the period January 1, 2010 through December 31, 2012 as compared to a specified peer group of publicly-traded companies. If our total shareholder return for this period is in the 50th or more percentile rank, all the shares will vest; if the total shareholder return is in the 40th to 49th percentile rank, 75% of these shares will vest; and if the total shareholder return is between the 30th and 39th percentile rank, 50% of these shares will vest. Interpolation applies for intermediate points. If the financial targets are achieved, the shares eligible for vesting would vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012.
(4)	Calculated in accordance with ASC Topic 718.
(5)	These shares vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011. They were granted in consideration of the executive's agreement to amend his employment agreement to change the benefits available upon a termination without cause or for good reason to reflect the actual bonus earned during the year of termination based on actual performance, rather than a guaranteed amount. The amendment also provided that upon a termination without cause or for good reason or upon retirement, performance-contingent shares granted in 2010 or successive years will continue to vest based on actual performance rather than accelerate.

(6)	Pursuant to the employment agreement we negotiated with Mr. Dickson in connection with his offer of employment, these shares were granted as a replacement for unvested existing equity values with Mr. Dickson's prior employer. One-third of these shares vested on February 11, 2011. One-half of the remaining shares vest on the second business day immediately following our public announcement of fourth quarter financial results for each of 2011 and 2012, respectively, provided that Mr. Dickson is employed by us on December 31 of the corresponding year or has been terminated without "cause" or resigned for "good reason."
(7)	Mr. Cohen's restricted stock fully vested on October 26, 2010 in connection with his separation from service.

Outstanding Equity Awards at December 31, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Wesley R. Card	100,000	-	-	31.26	12/03/11	175,000	(3)	2,719,500	802,366	(4)	12,468,768
John T. McClain	-	-	-	-	-	20,000	(5)	310,800	174,024	(6)	2,704,333
Sidney Kimmel	400,000	-	-	31.26	12/03/11	-		-	-		-
Richard Dickson	-	-	-	-	-	100,000	(7)	1,554,000	123,372	(8)	1,917,201
Ira M. Dansky	100,000	-	-	31.26	12/03/11	45,000	(9)	699,300	138,483	(10)	2,152,026
Andrew Cohen	15,198 50,000	- -	- -	31.26 33.00	12/03/11 08/20/11	-		-	-		-
(1)	Calculated by multiplying the number of shares by the closing price of our common stock on the New York Stock Exchange on December 31, 2010 ($15.54).
(2)	Amounts for Mr. Card, Mr. McClain and Mr. Dansky include the 25% of their February 5, 2008 restricted stock awards (58,746 shares, 13,462 shares and 11,423 shares, respectively) that did not vest, as the Compensation Committee determined that corporate performance targets applicable to that portion of the awards were not achieved. Those shares were deemed forfeited and were cancelled on February 3, 2011.
(3)	100,000 of these shares vested on February 11, 2011. The remaining 75,000 shares will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011, subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement.
(4)	176,241 of these shares vested on February 11, 2011. Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, the remaining shares vest as follows: up to 150,000 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011 based on achievement of a minimum cumulative operating cash flow target for the years 2009 through 2011; up to

(4)	150,000 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011 based on achievement of a relative total shareholder return target for the years 2009 through 2011; up to 133,689 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a minimum cumulative operating cash flow target for the years 2010 through 2012; and up to 133,690 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a relative total shareholder return target for the years 2010 through 2012 (see footnote 3 to the "Grants of Plan-Based Awards in 2010" table).
(5)	These shares vested on February 11, 2011.
(6)	40,389 of these shares vested on February 11, 2011. Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, the remaining shares vest as follows: up to 27,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011 based on achievement of a minimum cumulative operating cash flow target for the years 2009 through 2011; up to 27,500 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011 based on achievement of a relative total shareholder return target for the years 2009 through 2011; up to 32,586 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a minimum cumulative operating cash flow target for the years 2010 through 2012; and up to 32,587 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a relative total shareholder return target for the years 2010 through 2012 (see footnote 3 to the "Grants of Plan-Based Awards in 2010" table).
(7)	33,334 of these shares vested on February 11, 2010. Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, the remaining shares vest as follows: 33,333 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011, and 33,333 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012.
(8)	Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, these shares vest as follows: up to 61,686 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a minimum cumulative operating cash flow target for the years 2010 through 2012; and up to 61,686 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a relative total shareholder return target for the years 2010 through 2012 (see footnote 3 to the "Grants of Plan-Based Awards in 2010" table).
(9)	20,000 of these shares vested on the February 11, 2010. The remaining 25,000 shares will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011, subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement.
(10)	34,269 of these shares vested on February 11, 2011. Subject to accelerated vesting upon the occurrence of certain events, as described under "Employment and Compensation Arrangements" in this proxy statement, the remaining shares vest as follows: up to 23,000 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011 based on achievement of a minimum cumulative operating cash flow target for the years 2009 through 2011; up to 23,000 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2011 based on achievement of a relative total shareholder return target for the years 2009 through 2011; up to 23,395 will vest on the second business day immediately following our

(10)	public announcement of fourth quarter financial results for 2012 based on achievement of a minimum cumulative operating cash flow target for the years 2010 through 2012; and up to 23,396 will vest on the second business day immediately following our public announcement of fourth quarter financial results for 2012 based on achievement of a relative total shareholder return target for the years 2010 through 2012 (see footnote 3 to the "Grants of Plan-Based Awards in 2010" table).

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Wesley R. Card	-	-	44,625	705,968
John T. McClain	-	-	36,875	692,863
Sidney Kimmel	-	-	-	-
Richard Dickson	-	-	-	-
Ira M. Dansky	-	-	18,813	297,622
Andrew Cohen	-	-	285,167	5,425,869
(1)	Calculated based on the price of our common stock on the New York Stock Exchange on the vesting date.

2010 Nonqualified Deferred Compensation

        The following table sets forth information relating to The Jones Group Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"). No named executive officers elected to defer 2010 compensation under the Deferred Compensation Plan. Mr. Cohen deferred compensation under the Deferred Compensation Plan prior to becoming a named executive officer.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Wesley R. Card	-	-	-	-	-
John T. McClain	-	-	-	-	-
Sidney Kimmel	-	-	-	-	-
Richard Dickson	-	-	-	-	-
Ira M. Dansky	-	-	-	-	-
Andrew Cohen	-	-	14,633	-	144,217

        The Deferred Compensation Plan allows a select group of management or highly compensated employees who are designated by the committee that administers the plan to defer, on a pre-tax basis, receipt of up to 90% of salary and up to 90% of annual bonus, in an account which is credited with a rate of return based on hypothetical investment options selected by the participant from an extensive menu under the plan. The committee has designated employees earning a base salary of $100,000 or more, including the named executive officers, as eligible to participate in the plan. Participant deferrals and related earnings are fully vested upon contribution. However, the plan is not funded; account balances are simply bookkeeping entries that record our unsecured contractual commitment to pay the amounts due under the plan. A rabbi trust has been established under the plan to hold assets separate from our other assets for the purpose of paying future participant benefit obligations. The assets of the rabbi trust are available to our general creditors in the event of our insolvency.

        Investment selections may be changed by the participant on a daily basis. The Deferred Compensation Plan does not provide above-market or preferential earnings. The investment crediting options and their one-year rates of return as of December 31, 2010 are as follows:

Fund Offering		Investment Classification	1-Year Annualized Average %
1.	AllianceBernstein International Value	International Value	3.38
2.	Allianz NFJ Dividend Value	Large Value	13.08
3.	American Funds EuroPacific Growth	International Growth	9.07
4.	American Funds Growth Fund of America	Large Growth	11.95
5.	BlackRock S&P 500 Index	Market Index	14.75
6.	BlackRock Small Cap Growth Equity	Small Growth	22.56
7.	Columbia Acorn	Mid Growth	25.61
8.	Goldman Sachs Small Cap Value	Small Value	25.88
9.	JP Morgan Mid Cap Value	Mid-Cap Value	22.85
10.	LASSO(R) Long and Short Strategic Opportunities	Absolute Return	9.95
11.	Merrill Lynch Retirement Reserves Money	Money Market	0.02
12.	PIMCO Real Return	Inflation - Linked Bond	7.35
13.	PIMCO Total Return	Intermediate Term Bond	8.37

        New deferral elections may only be made during each annual enrollment period and are effective on January 1 of the subsequent year. Deferral elections remain in effect throughout the year and cannot be discontinued.

        Amounts deferred under the plan are not subject to income tax until actually paid to the participant. Distributions of account balances are generally paid following the participant's retirement or termination of employment with us. However, the plan does have provisions for scheduled "in-service" distributions and also allows for hardship withdrawals upon the approval of the committee that administers the plan. Account balances of at least $50,000 for participants who terminate employment after attaining age 50 and completing at least ten years of service are paid, pursuant to the participant's election, either in a lump sum or in scheduled quarterly or annual installments during up to a maximum period of 15 years. All other distributions are made in lump sum payments. Distributions to specified "key employees" as defined by Internal Revenue Service regulations, including the named executive officers, may not be made earlier than six months after termination of employment.

Employment and Compensation Arrangements

        Effective July 1, 2000, we entered into employment agreements with each of Wesley R. Card and Ira M. Dansky. Each agreement had an initial term of three years. Each agreement provides for automatic 12-month extensions unless either party gives notice no later than June 30 of the year preceding the final year of the applicable term that the agreement will not be extended. If the agreement is so extended, the extended term begins on July 1 of the applicable year and ends 36 months later. The current term of our agreements with Mr. Card and Mr. Dansky expires on June 30, 2013.

        Effective July 16, 2007, we entered into an employment agreement with Mr. McClain. The current term of Mr. McClain's agreement expires on June 30, 2013.

        On January 31, 2010, we entered into an employment agreement with Mr. Dickson, effective as of February 8, 2010. The current term of Mr. Dickson's agreement expires on December 31, 2013.

        Our employment agreements with Mr. Card, Mr. Dansky, Mr. McClain and Mr. Dickson were amended on various dates. Their employment agreements, as amended to date, are summarized below.

        Effective July 1, 2000, we entered into an employment agreement with Sidney Kimmel. The agreement had an initial term of three years and provided for automatic 12-month extensions unless either party gave notice no later than June 30 of the year preceding the final year of the applicable term that the agreement would not be extended. On December 15, 2010, we entered into a transition agreement with Mr. Kimmel, which terminated his employment agreement effective as of December 31, 2010 and provided that commencing January 1, 2011, Mr. Kimmel would no longer serve as the Company's executive Chairman but would continue to serve as the non-executive Chairman of our Board of Directors. His transition agreement contains severance arrangements which supersede those under his employment agreement and are described under the heading "Potential Payments and Benefits Upon Termination of Employment" in this proxy statement.

        Effective July 15, 2001, we entered into an employment agreement with Mr. Cohen, which was amended on various dates. Mr. Cohen's employment with us ended on October 11, 2010. As of that date, the term of his agreement was to expire on February 28, 2011. In connection with Mr. Cohen's termination of employment, we entered into a separation agreement with him on December 15, 2010, which terminated his employment agreement. His separation agreement contains severance arrangements which supersede those under his employment agreement and are described under the heading "Potential Payments and Benefits Upon Termination of Employment" in this proxy statement.

        Wesley R. Card. Mr. Card's agreement provides that he will serve as our Chief Executive Officer. His annual salary will not be less than $1,600,000, and he is entitled to receive annual bonuses in accordance with the 2007 Executive Annual Cash Incentive Plan. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options and/or restricted stock in an amount (plus or minus 25%) equal to 150% of Mr. Card's salary. The exercise price of the options will be the fair market value of the common stock on the date of grant. Options or restricted stock will vest ratably over three-year periods, with such other vesting provisions as the Compensation Committee may determine, or in such other amount and on such other terms as the Compensation Committee may determine.

        If we terminate Mr. Card's employment for "cause" or if he resigns without "good reason," Mr. Card will receive only his unpaid salary through the date of termination or resignation. If Mr. Card's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 100% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Card's employment without "cause" (as defined) or Mr. Card resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his actual bonus earned for the calendar year in which termination occurs, based solely on the extent to which performance goals for that calendar year are satisfied, prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Card's employment without "cause" or Mr. Card resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        Mr. Card's agreement provides that if (1) he remains employed by us through December 31, 2009 and his employment terminates thereafter for any reason, or (2) on or after January 1, 2008, he provides to our Board of Directors at least six months' written notice of his retirement and the Board consents to his retirement, which consent shall not be unreasonably withheld or delayed, then we will (i) pay him (or his estate, as applicable) an annual retirement benefit of $500,000, payable in monthly installments, for a period of five years following the date of termination and (ii) provide continued medical and dental coverage for Mr. Card and his spouse for their respective lives, provided that our annual cost of providing that coverage does not exceed $7,500 (which amount increases annually by 10% beginning in 2008). The annual retirement benefit and continued insurance coverage are in addition to any other payments and benefits to which Mr. Card may be entitled under other provisions of the employment agreement.

        The agreement provides for vesting of all previously unvested options held by Mr. Card upon (i) termination of Mr. Card's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Card for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Card's estate or representative for a three-year period after the date of death. The agreement also provides for lapse of all restrictions on shares of restricted stock held by Mr. Card upon (i) termination of Mr. Card's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Card for "good reason" or (iv) if we terminate his employment without "cause"; provided, however, that in the event of termination of Mr. Card's employment due to "retirement," termination by Mr. Card for "good reason" or if we terminate his employment without "cause," restrictions on shares of performance-contingent restricted stock held by him which were granted on or after January 1, 2010 lapse solely based on the extent to which the performance goals for the applicable performance period are satisfied.

        Mr. Card's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). Mr. Card is prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period, the non-solicitation period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business. If Mr. Card breaches any of the restrictions and covenants described above following termination of employment, Jones' severance payments to him will immediately cease.

        John T. McClain. Mr. McClain's agreement provides that he will serve as our Chief Financial Officer. His annual salary will not be less than $500,000, and he is entitled to receive annual bonuses in accordance with the 2007 Executive Annual Cash Incentive Plan. His agreement also provides for annual grants, at the discretion of the Compensation Committee of the Board of Directors, of restricted stock and/or stock options, in such amounts and subject to such terms and conditions as determined by the Compensation Committee.

        If we terminate Mr. McClain's employment for "cause" (as defined) or if he resigns without "good reason" (as defined), Mr. McClain will receive only his unpaid salary through the date of termination or resignation. If Mr. McClain's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) his target bonus (based on 75% of his annual salary at the time of termination), prorated through the date of termination. If we terminate Mr. McClain's employment without "cause" or Mr. McClain resigns for "good reason" and no "change in control" (as defined) has occurred, he will receive (i) any unpaid salary through the date of termination, (ii) the target bonus at the time of termination, prorated through the date of termination, (iii) for each month during the remainder of the term of the agreement, his monthly salary at the time of termination plus 1/12 of the target bonus, (iv) continued health insurance, life insurance and retirement benefits for the remainder of the term of the agreement and (v) reimbursement for up to $10,000 of executive outplacement services. In no event, including at the expiration of the agreement, shall he receive less than six months of such salary or benefits.

        If we terminate Mr. McClain's employment without "cause" or Mr. McClain resigns for "good reason" following a "change in control," he will receive (i) any unpaid salary through the date of termination, (ii) the target bonus, prorated through the date of termination, (iii) a lump sum equal to three times 200% of Mr. McClain's annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his continued health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement also provides for vesting of all previously unvested options and restricted stock upon (i) termination of Mr. McClain's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) resignation by Mr. McClain for "good reason" or (iv) termination by us without "cause." In the case of "retirement," "disability" or "change in control," the accelerated options are exercisable during the remaining original option term (or, if shorter, for three years following death).

        Mr. McClain's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). Mr. McClain is prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business.

        Richard Dickson. Mr. Dickson's agreement provides that he will serve as our President and Chief Executive Officer - Branded Businesses, with responsibility for the apparel, footwear and accessories branded businesses of the Company. His annual salary will not be less than $1,100,000, and he is entitled to receive an annual car allowance of $18,000, payment of certain temporary housing and relocation expenses, annual cash bonuses in accordance with the Executive Annual Incentive Plan and annual awards of restricted stock under the 2009 Long-Term Incentive Plan. The agreement also specifies Mr. Dickson's target annual cash incentive percentage and restricted stock awards for 2010, as discussed under "Compensation Discussion and Analysis." The agreement also provides for payment to Mr. Dickson of a sign-on bonus in February 2010 of $455,000, net of any bonus received from his prior employer for 2009, and, to replace certain equity compensation forfeited by Mr. Dickson due to his resignation from his prior employment, a time-based grant of 100,000 shares of restricted stock which vests in equal thirds on the second day following the announcement of the Company's earnings for each of 2010, 2011 and 2012, provided that Mr. Dickson is employed by the Company on December 31 of the corresponding year or has resigned for "good reason" or been terminated without "cause."

        If we terminate Mr. Dickson's employment for "cause" or if he resigns without "good reason," Mr. Dickson will receive only his unpaid salary through the date of termination or resignation. If Mr. Dickson's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 100% of his annual salary at the time of termination), prorated through the date of termination. If we terminate Mr. Dickson's employment without "cause" (as defined) or Mr. Dickson resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his actual bonus earned for the calendar year in which termination occurs, based solely on the extent to which performance goals for that calendar year are satisfied, prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. In no event, including at the expiration of the agreement, shall he receive less than 12 months of such salary or benefits.

        If we terminate Mr. Dickson's employment without "cause" or Mr. Dickson resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement provides for vesting of all previously unvested options and restricted stock held by Mr. Dickson upon (i) termination of Mr. Dickson's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Dickson for "good reason" or (iv) if we terminate his employment without "cause," except that in the case of "retirement," termination without "cause" (other than following a "change in control") or termination for "good reason" (other than following a "change in control"), restricted stock awards that are intended to satisfy the requirements for "qualified performance-based compensation" (within the meaning of Treasury Regulation Section 1.162-27(e)) will vest only to the extent to which the performance goals for the applicable performance period are satisfied. In the case of Retirement, Disability or "Change in Control," any accelerated options are exercisable during the remaining original option term (or, if shorter, for three years following death).

        Mr. Dickson's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making payments to him (as described above). Mr. Dickson is also prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business.

        Ira M. Dansky. Mr. Dansky's agreement provides that he will serve as our Executive Vice President, General Counsel and Secretary. His annual salary will not be less than $500,000, and he is entitled to receive annual bonuses in accordance with the Executive Annual Incentive Plan. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options and/or restricted stock in an amount (plus or minus 25%) equal to 80% of Mr. Dansky's salary and at an exercise price of the fair market value of the common stock on the date of grant, vesting ratably over three-year periods, or in such other amount and on such other terms as the Compensation Committee may determine.

        If we terminate Mr. Dansky's employment for "cause" or if he resigns without "good reason," Mr. Dansky will receive only his unpaid salary through the date of termination or resignation. If Mr. Dansky's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 75% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Dansky's employment without "cause" (as defined) or Mr. Dansky resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his actual bonus earned for the calendar year in which termination occurs, based solely on the extent to which performance goals for that calendar year are satisfied, prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Dansky's employment without "cause" or Mr. Dansky resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        Mr. Dansky's agreement provides that if (1) he remains employed by us through June 30, 2010 and his employment terminates thereafter for any reason, (2) prior to June 30, 2010, his employment terminates due to death or disability or is terminated by us without "cause" or by him for "good reason," or (3) on or after June 30, 2009, he provides to our Board of Directors at least six months' written notice of his retirement and the Board consents to his retirement, which consent shall not be unreasonably withheld or delayed, then we will (i) pay him (or his estate, as applicable) an annual retirement benefit of $200,000, payable in monthly installments, for a period of five years following the date of termination and (ii) provide continued medical and dental coverage for Mr. Dansky and his spouse for their respective lives, provided that our annual cost of providing that coverage does not exceed $7,500 (which amount increases annually by 10% beginning in 2008). The annual retirement benefit and continued insurance coverage are in addition to any other payments and benefits to which Mr. Dansky may be entitled under other provisions of the employment agreement.

        The agreement provides for vesting of all previously unvested options held by Mr. Dansky upon (i) termination of Mr. Dansky's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Dansky for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Dansky's estate or representative for a three-year period after the date of death. The agreement also provides for lapse of all restrictions on shares of restricted stock held by Mr. Dansky upon (i) termination of Mr. Dansky's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Dansky for "good reason" or (iv) if we terminate his employment without "cause"; provided, however, that in the event of termination of Mr. Dansky's employment due to "retirement," termination by Mr. Dansky for "good reason" or if we terminate his employment without "cause," restrictions on shares of performance-contingent restricted stock held by him which were granted on or after January 1, 2010 lapse solely based on the extent to which the performance goals for the applicable performance period are satisfied.

        Mr. Dansky's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making payments to him (as described above). Mr. Dansky is also prohibited from recruiting or hiring our employees during the period ending two years after the severance period and is prohibited from disparaging Jones for the longer of the non-competition period or a period of three years following the termination date. The agreement also restricts him from disclosing confidential information of Jones and requires that he disclose and assign to Jones any trademarks or inventions developed by him which relate to his employment by Jones or to Jones' business.

        Other Compensation Arrangements. We have provided certain perquisites to the named executive officers, as summarized in footnote 4 to the 2010 Summary Compensation Table. In addition, each of those executives who is currently employed by us is eligible to receive all perquisites that are made available to our senior executives, which include participation in The Jones Group Inc. Deferred Compensation Plan. We also provide other benefits, such as medical, dental and life insurance, to the named executive officers who are currently employed by us on the same terms and conditions as those provided generally to our other full-time, salaried employees.

Potential Payments and Benefits Upon Termination of Employment

        This section outlines estimated payments and other benefits that would have been received by each named executive officer employed by us as of December 31, 2010 (the last business day of 2010), or his estate, under existing agreements, plans and arrangements, if the named executive officer's employment had terminated on December 31, 2010 under the following circumstances:

  voluntary termination by the named executive officer,
  termination by us for cause,
  termination by us without cause or by the named executive officer with good reason, termination by us without cause or by the named executive officer with good reason following a change in control, termination at normal retirement,
  termination as a result of disability or
  termination as a result of death.

        The terms "cause," "good reason" and "change in control" have complex definitions under our employment agreements and compensation and benefit plans. A termination of employment for "cause" generally requires misconduct by the executive. In general, an executive's resignation is for "good reason" if it results either from the Company's material breach of its contractual obligations to the executive, including failure to timely pay the executive's compensation, or from the executive having: (i) his or her base salary reduced (or, in the case of executives with business unit responsibility, materially reduced); (ii) his or her authority or responsibilities materially reduced (or, in the case of executives with corporate responsibility, his or her title, status or reporting responsibilities reduced); (iii) his or her office moved by more than 30 miles (or, in the case of executives with business unit responsibility, by more than 50 miles); or (iv) his or her participation in a Company benefit or compensation plan discontinued without the opportunity to participate in a comparable substitute plan or arrangement, unless he or she is treated in the same manner as other similarly situated participants in the discontinued plan. In general, a "change in control" occurs if: (i) a person or company acquires 20% or more of our outstanding common stock; (ii) a majority of our directors is replaced during any two-year period; or (iii) Jones is not the surviving company after any merger or similar transaction with another company.

        Employment Agreements. The named executive officers who are currently employed by us have employment agreements with us, as described under the heading "Employment and Compensation Arrangements" in this proxy statement. They had the following number of months remaining as of December 31, 2010 in the then-current terms of their employment agreements: 30 months for Mr. Card, 30 months for Mr. McClain, 24 months for Mr. Dickson and 30 months for Mr. Dansky.

        The employment agreements with Mr. Card, Mr. McClain, Mr. Dickson and Mr. Dansky provide that the severance payments shown on the following tables would immediately cease if the executive were to breach his obligations under the ownership of intellectual property, confidentiality, non-competition, non-solicitation or non-disparagement covenants described under the heading "Employment and Compensation Arrangements" in this proxy statement.

        We do not make excise tax gross-up payments in connection with severance payments to the named executive officers. Our employment agreements with each of them provide that if total payments under the terms of the agreement are or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the total payments will be reduced (but not below zero) to the extent that a reduction would result in the executive retaining a larger amount on an after-tax basis. We would effect the reduction by first reducing or eliminating the portion of total payments which are not payable in cash and then by reducing or eliminating cash payments.

        Company Plans and Policies. The following tables and discussion do not include payments and benefits generally available to all of our full-time, salaried employees upon termination of employment, including distribution of account balances under the terms and conditions of The Jones Group Inc. Retirement Plan (401(k) Plan) for participating employees, payment for accrued but unused vacation, continuation of medical and dental benefits through the last day of the month in which termination occurs, and payment of benefits upon death or disability. The following tables also omit payment of account balances following termination of employment to participants in certain benefit plans discussed elsewhere in this proxy statement. For information concerning account balances and accumulated benefits for the named executive officers participating in The Jones Group Inc. Deferred Compensation Plan, see the 2010 Nonqualified Deferred Compensation table in this proxy statement.

        We provide a group life insurance benefit to employees of 166% of base annual salary to a maximum benefit of $300,000 (which is doubled in the event of accidental death and is reduced by one-third upon the employee's attainment of each of age 70 and age 75). We also provide long-term disability coverage to employees for up to 60% of monthly salary (assuming continued disability) with a limit of $4,000 per month. Employees have the option to purchase additional long-term disability coverage for up to 60% of monthly salary or $11,000 per month, with a $15,000 total monthly benefit limit. Long-term disability benefits are paid as follows:

Age when period of disability starts	Disability benefit payment period
Before age 60 Ages 60 through 64 Ages 65 through 67 Ages 68 and over	Benefits paid until age 65 Benefits paid for 60 months Benefits paid until age 70 Benefits paid for 24 months

2010 Estimated Termination Payments and Benefits
Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
WESLEY R. CARD
Aggregate monthly cash payments	$ -	$ -	$10,500,000	(1)	$2,500,000	(2)	$ 2,500,000	(2)	$3,300,000	(3)	$3,300,000	(3)
Lump sum cash payment	-	-	2,400,000	(4)	11,200,000	(5)	-		2,400,000	(4)	2,400,000	(4)
Health and welfare benefits continuation	-	-	249,007	(6)	187,234	(7)	187,234	(7)	249,007	(6)	249,007	(6)
Lump sum cost of insurance and retirement benefits	-	-	-		29,022	(8)	-		-		-
Value of accelerated stock options (9)	-	-	-		-		-		-		-
Value of accelerated restricted stock (10)	-	-	15,188,268	(11)	15,188,268		15,188,268	(11)	15,188,268		15,188,268
Executive outplacement services (12)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$28,347,275		$29,114,524		$17,875,502		$21,137,275		$21,137,275
(1)	Represents aggregate payments of (i) monthly salary plus monthly bonus (1/12 of target bonus (last annual salary)) through June 30, 2013 plus (ii) aggregate monthly cash payments totaling $500,000 per year through December 31, 2015.
(2)	Represents aggregate monthly payments totaling $500,000 per year through December 31, 2015.
(3)	Represents (i) six months of salary plus (ii) aggregate monthly payments totaling $500,000 per year through December 31, 2015.
(4)	Represents actual bonus earned for 2010.
(5)	Represents target bonus (last annual salary) plus three times 200% of annual salary.
(6)	Represents the present value at December 31, 2010 of health and dental insurance for Mr. Card and his wife for life, assuming a life expectancy of 80 and 84 years, respectively, a discount rate of 5.61%, an annual cost to us of $10,981 and a growth rate of 10% per year for premiums. Also includes the present value of (x) life insurance for Mr. Card under our group policies through June 30, 2013, assuming a discount rate of 5.61%, (y) our continued contributions to The Jones Group Inc. Retirement Plan with an assumed maximum amount of $9,800 annually through June 30, 2013, and (z) approximately $32,751 to provide equivalent long-term disability coverage with a total monthly benefit of $15,000 for a 60-month period.
(7)	Represents the present value at December 31, 2010 of health and dental insurance for Mr. Card and his wife from December 31, 2010 for life, assuming a life expectancy of 80 and 84 years, respectively, a discount rate of 5.61%, an annual cost to us of $10,981 and a growth rate of 10% per year for premiums.
(8)	Represents the present value at December 31, 2010 of our cost of continued life insurance and our continued contributions to The Jones Group Inc. Retirement Plan for Mr. Card during the period from December 31, 2010 through June 30, 2013.
(9)	Mr. Card's stock options were fully vested as of December 31, 2010.
(10)	Represents value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2010 ($15.54).
(11)	Assumes that with respect to any performance-based restricted stock that was granted on or after January 1, 2010, performance goals for the applicable period will be fully satisfied.
(12)	Assumes that we reimburse Mr. Card for the maximum reimbursable amount ($10,000) under his employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
JOHN T. McCLAIN
Aggregate monthly cash payments	$ -	$ -	$2,843,750	(1)	$ -		$ -		$325,000	(2)	$325,000	(2)
Lump sum cash payment	-	-	487,500	(3)	4,387,500	(4)	-		487,500	(3)	487,500	(3)
Health and welfare benefits continuation	-	-	95,647	(5)	-		-		-		-
Lump sum cost of insurance and retirement benefits	-	-	-		74,181	(6)	-		-		-
Value of accelerated stock options	-	-	-		-		-		-		-
Value of accelerated restricted stock (7)	-	-	3,015,133	(8)	3,015,133		3,015,133	(8)	3,015,133		3,015,133
Executive outplacement services (9)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$6,452,030		$7,486,814		$3,015,133		$3,827,633		$3,827,633
(1)	Represents aggregate payments of (i) monthly salary plus monthly bonus (1/12 of target bonus (75% of last annual salary)) through June 30, 2013.
(2)	Represents six months of salary.
(3)	Represents target bonus (75% of last annual salary).
(4)	Represents target bonus (75% of last annual salary) plus three times 200% of annual salary.
(5)	Includes the present value of (x) life and health insurance for Mr. McClain under our group policies through June 30, 2013, assuming a discount rate of 5.61% and a growth rate of 8% per year for health insurance premiums, (y) our continued contributions to The Jones Group Inc. Retirement Plan with an assumed maximum amount of $9,800 annually through June 30, 2013, and (z) approximately $21,466 to provide equivalent long-term disability coverage through age 65.
(6)	Represents the present value of our cost of continued life and health insurance and our continued contributions to The Jones Group Inc. Retirement Plan for Mr. McClain during the period from December 31, 2010 through June 30, 2013.
(7)	Represents value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2010 ($15.54).
(8)	Assumes that with respect to any performance-based restricted stock, performance goals for the applicable period will be fully satisfied.
(9)	Assumes that we reimburse Mr. McClain for the maximum reimbursable amount ($10,000) under his employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
RICHARD DICKSON
Aggregate monthly cash payments	$ -	$ -	$4,000,000	(1)	$ -		$ -		$500,000	(2)	$500,000	(2)
Lump sum cash payment	-	-	1,350,000	(3)	7,000,000	(4)	-		1,000,000	(5)	1,000,000	(5)
Health and welfare benefits continuation	-	-	56,135	(6)	-		-		-		-
Lump sum cost of insurance and retirement benefits	-	-	-		36,820	(7)	-		-		-
Value of accelerated stock options	-	-	-		-		-		-		-
Value of accelerated restricted stock (8)	-	-	3,471,201	(9)	3,471,201		3,471,201	(9)	3,471,201		3,471,201
Executive outplacement services (10)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$8,887,336		$10,518,021		$ 3,471,209		$4,971,201		$4,971,201
(1)	Represents aggregate payments of monthly salary plus monthly bonus (1/12 of target bonus (last annual salary)) through December 31, 2012.
(2)	Represents six months of salary.
(3)	Represents actual bonus earned for 2010.
(4)	Represents target bonus (last annual salary) plus three times 200% of annual salary.
(5)	Represents target bonus (last annual salary).
(6)	Includes the present value of (x) life and health insurance for Mr. Dickson under our group policies through December 31, 2012, assuming a discount rate of 5.61% and a growth rate of 8% per year for health insurance premiums, (y) our continued contributions to The Jones Group Inc. Retirement Plan with an assumed maximum amount of $9,800 annually through December 31, 2012, and (z) approximately $314 to provide equivalent long-term disability coverage through age 65.
(7)	Represents the present value of our cost of continued life and health insurance and our continued contributions to The Jones Group Inc. Retirement Plan for Mr. Dickson during the period from December 31, 2010 through December 31, 2012.
(8)	Represents value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2010 ($15.54).
(9)	Assumes that with respect to any performance-based restricted stock, performance goals for the applicable period will be fully satisfied.
(10)	Assumes that we reimburse Mr. Dickson for the maximum reimbursable amount ($10,000) under his employment agreement.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement		Termination due to Disability		Termination due to Death
IRA M. DANSKY
Aggregate monthly cash payments	$ -	$ -	$4,062,500	(1)	$1,000,000	(2)	$1,000,000	(2)	$1,350,000	(3)	$1,350,000	(3)
Lump sum cash payment	-	-	481,250	(4)	4,725,000	(5)	-		481,250	(4)	481,250	(4)
Health and welfare benefits continuation	-	-	245,230	(6)	180,395	(7)	180,395	(7)	245,230	(6)	245,230	(6)
Lump sum cost of insurance and retirement benefits	-	-	-		29,022	(8)	-		-		-
Value of accelerated stock options (9)	-	-	-		-		-		-		-
Value of accelerated restricted stock (10)	-	-	2,851,326	(11)	2,851,326		2,851,326	(11)	2,851,326		2,851,326
Executive outplacement services (12)	-	-	10,000		10,000		-		-		-
TOTAL:	$ -	$ -	$7,650,306		$8,795,743		$4,031,721		$4,927,806		$4,927,806
(1)	Represents aggregate payments of (i) monthly salary plus monthly bonus (1/12 of target bonus (75% of last annual salary)) through June 30, 2013 plus (ii) aggregate monthly cash payments totaling $200,000 per year through December 31, 2015.
(2)	Represents aggregate monthly cash payments totaling $200,000 per year through December 31, 2015.
(3)	Represents (i) six months of salary plus (ii) aggregate annual cash payments totaling $200,000 per year through December 31, 2015.
(4)	Represents actual bonus earned for 2010.
(5)	Represents target bonus (75% of last annual salary) plus three times 200% of annual salary.
(6)	Represents the present value at December 31, 2010 of health and dental insurance for Mr. Dansky and his wife for life, assuming a life expectancy of 80 and 84 years, respectively, a discount rate of 5.61%, an annual cost to us of $10,981 and a growth rate of 10% per year for premiums. Also includes the present value of (x) life insurance for Mr. Dansky under our group policies through June 30, 2013, assuming a discount rate of 5.61%, (y) our continued contributions to The Jones Group Inc. Retirement Plan with an assumed maximum amount of $9,800 annually through June 30, 2013 and (z) approximately $35,813 to provide equivalent long-term disability coverage with a total monthly benefit of $15,000 to age 70.
(7)	Represents the present value at December 31, 2010 of health and dental insurance for Mr. Dansky and his wife from December 31, 2010 for life, assuming a life expectancy of 80 and 84 years, respectively, a discount rate of 5.61%, an annual cost to us of $10,981 and a growth rate of 10% per year for premiums.
(8)	Represents the present value of our cost of continued life insurance and our continued contributions to The Jones Group Inc. Retirement Plan for Mr. Dansky during the period from December 31, 2010 through June 30, 2013.
(9)	Mr. Dansky's stock options were fully vested as of December 31, 2010.
(10)	Represents value of unvested restricted stock subject to accelerated vesting. Calculated based on the closing price of our common stock on the New York Stock Exchange on December 31, 2010 ($15.54).
(11)	Assumes that with respect to any performance-based restricted stock that was granted on or after January 1, 2010, performance goals for the applicable period will be fully satisfied.
(12)	Assumes that we reimburse Mr. Dansky for the maximum reimbursable amount ($10,000) under his employment agreement.

        Sidney Kimmel. On December 15, 2010, we entered into a transition agreement with Sidney Kimmel, which provided that his service with us as an officer and employee would terminate effective as of the close of business on December 31, 2010, and that commencing January 1, 2011, Mr. Kimmel would serve as the non-executive Chairman of the Board. The transition agreement terminated his employment agreement effective as of the close of business on December 31, 2010 and superseded the severance arrangements thereunder. Under the transition agreement, we agreed to continue medical and dental coverage for Mr. Kimmel and his spouse, under our group policy or otherwise, during the lifetimes of Mr. Kimmel and his spouse. That coverage is to be secondary to any similar coverage to which Mr. Kimmel is entitled under Medicare or similar legislation, and Mr. Kimmel agreed to reimburse us for the full amount of the coverage premiums. Mr. Kimmel received no other payments or benefits in connection with his termination of employment. As non-executive Chairman of the Board, Mr. Kimmel is entitled to receive annual retainers, meeting attendance fees, restricted stock awards, and other compensation payable in the amounts and at the times as provided under plans and policies generally applicable to non-management directors.

        The following table shows the estimated total payments and benefits that Mr. Kimmel would have received upon termination of employment as of December 31, 2010, had the transition agreement not been in effect on that date.

Payments and benefits	Voluntary termination by named executive officer	Termination by us for cause	Termination by us without cause or by the named executive officer with good reason		Termination by us without cause or by the named executive officer with good reason following a change in control		Normal retirement	Termination due to Disability		Termination due to Death
SIDNEY KIMMEL
Aggregate monthly cash payments	$ -	$ -	$6,000,000	(1)	$ -		$ -	$600,000	(2)	$600,000	(2)
Lump sum cash payment	-	-	1,200,000	(3)	8,400,000	(4)	-	1,200,000	(3)	1,200,000	(3)
Health and welfare benefits continuation	-	-	107,813	(5)	-		-	-		-
Lump sum cost of insurance and retirement benefits	-	-	-		46,283	(6)	-	-		-
Value of accelerated stock options (7)	-	-	-		-		-	-		-
Value of accelerated restricted stock	-	-	-		-		-	-		-
Executive outplacement services (8)	-	-	10,000		10,000		-	-		-
TOTAL:	$ -	$ -	$7,317,813		$8,456,283		$ -	$1,800,000		$1,800,000
(1)	Represents aggregate payments of monthly salary plus monthly bonus (1/12 of target bonus (last annual salary)) through June 30, 2013.
(2)	Represents six months of salary.
(3)	Represents target bonus (last annual salary).
(4)	Represents (i) target bonus (last annual salary) plus (ii) three times annual salary plus (iii) three times target bonus.
(5)	Includes the present value of (x) life and health insurance for Mr. Kimmel under our group policies through June 30, 2013, assuming a discount rate of 5.91% and a growth rate of 8% per year for health insurance premiums, (y) our continued contributions to The Jones Group Inc. Retirement Plan with an assumed maximum amount of $9,800 annually through June 30, 2013, and (z) approximately $70,317 to provide equivalent long-term disability coverage with a total monthly benefit of $4,000 for a 24-month period.
(6)	Represents the present value of our cost of continued life and health insurance and our continued contributions to The Jones Group Inc. Retirement Plan for Mr. Kimmel during the period from December 31, 2010 through June 30, 2013.

(7)	Mr. Kimmel's stock options were fully vested as of December 31, 2010.
(8)	Assumes that we reimburse Mr. Kimmel for the maximum reimbursable amount ($10,000) under his employment agreement.

        Andrew Cohen. On October 11, 2010, Andrew Cohen's employment with us as Chief Executive Officer - Footwear, Accessories and Retail ended. As of October 11, 2010, there were approximately four and one-half months remaining under Mr. Cohen's employment agreement with us. On December 15, 2010, we entered into a separation agreement with Mr. Cohen, which terminated his employment agreement effective October 11, 2010 and superseded the severance arrangements thereunder.

        Under the separation agreement, we agreed to pay Mr. Cohen 22.5 months of base salary following his terminate date, totaling $1,875,000, and a cash bonus of $799,691 for 2010, 75% of which was based on achievement of previously-established corporate and business unit financial performance goals for 2010 and 25% of which was paid for individual performance goals. We also agreed to provide Mr. Cohen and his eligible dependents with continued medical and dental coverage under our group policy until Mr. Cohen attains age 65, or if earlier, the date on which Mr. Cohen commences comparable coverage with a subsequent employer, with our continued payment of our share of premiums for coverage during that period. The estimated value of those health benefits is $45,043. In addition, the vesting of all 262,042 shares of unvested restricted stock held by Mr. Cohen as of his separation accelerated to October 26, 2010. The value of the accelerated restricted stock, calculated based on the closing price of our common stock on the New York Stock Exchange on October 26, 2010, was $5,060,031. The termination payments and benefits for Mr. Cohen described above (including the value of the accelerated restricted stock) total $7,779,765.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC and the New York Stock Exchange, and to furnish us with copies of, reports of ownership and changes in ownership of our common stock. Based on a review of our records and written representations of our directors and executive officers, all Section 16(a) reports for 2010 were filed on a timely basis.

Item 2. Proposal to Ratify the Selection of Independent Registered Public Accountants

        BDO USA, LLP served as our independent registered public accountants during 2010 and has been selected, subject to ratification by our stockholders at the annual meeting, to serve as our independent registered public accountants for 2011. BDO USA, LLP (or its predecessor firms) has audited our financial statements since 1975. A representative of BDO USA, LLP will be present at the annual meeting, with an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

        If the selection of BDO USA, LLP is not ratified, or if before the next annual meeting of our stockholders it declines to act or otherwise becomes incapable of acting, or if its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint other independent registered public accountants whose engagement for any period after the next annual meeting will be subject to stockholder approval at that meeting.

Item 3.  Advisory Vote on Executive Compensation

        The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") enacted in 2010 and Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act") require that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        As described in detail in the Compensation Discussion and Analysis ("CD&A") beginning on page 17 of this proxy statement, the Compensation Committee of our Board, which is responsible for establishing the compensation of our named executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. Our compensation program is designed to deliver a substantial portion of the total compensation of our named executive officers in the form of performance-contingent cash and equity awards to achieve our objective of holding executives accountable and offering rewards for successful business results and producing value for our stockholders over the long term.

        As more fully described in the CD&A:

  Annual cash incentives are earned based on performance against three financial metrics: corporate operating income, corporate operating cash flow and business unit contribution margin and against individual performance goals.

  Our primary equity program consists of performance-contingent restricted stock. Vesting of 50% depends on achievement of 3-year operating cash flow. The remaining 50% is contingent on our 3-year total shareholder return performance compared to a peer group of apparel, retail and footwear companies.
  During 2010, we recalibrated the financial performance targets in our incentive programs to reflect the economy's transition from recession to recovery, raising the bar to encourage improved performance, and we achieved higher growth and profitability in 2010 compared to 2009.

  For 2010, more than 50% of the total direct compensation (i.e., salary, annual cash incentives and equity) was designed to be composed of performance-based compensation.

        We urge stockholders to read the CD&A, the Summary Compensation Table and our related compensation tables and narratives for more detailed information on the compensation of our named executive officers.

        Prior to the adoption of the Dodd-Frank Act, pursuant to a stockholder proposal approved at our 2009 Annual Meeting, our Board of Directors adopted a policy that provided stockholders with the opportunity at each annual meeting to vote on an advisory resolution to ratify the compensation of the named executive officers as set forth in the Summary Compensation Table in the proxy statement. Pursuant to that policy, we submitted to stockholders at our 2010 Annual Meeting a proposal to ratify the compensation of the named executive officers described in the Summary Compensation Table contained in the proxy statement for that meeting. Our stockholders approved that proposal by the affirmative vote of 78% of the votes cast.

        Accordingly, we ask our stockholders to vote on the following resolution at the 2011 Annual Meeting:

        RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

        The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Because your vote is advisory, it is not binding on the Company, our Board of Directors or the Compensation Committee of the Board. However, the Compensation Committee will take into account the outcome of the vote and will evaluate whether any actions are necessary to address our stockholders' concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ADVISORY RESOLUTION SET FORTH ABOVE.

Item 4.  Advisory Vote on Frequency of Future Votes on Executive Compensation

        As required under the Dodd-Frank Act and Section 14A of the Exchange Act, we are asking stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on executive compensation of the type described in Item 3 above. By voting on this Item 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this Item.

        In 2009, our Board of Directors adopted a policy to provide stockholders with the opportunity of an advisory vote on executive compensation at each annual meeting, in accordance with a stockholder advisory resolution adopted by our stockholders at the 2009 Annual Meeting, and in 2010, our shareholders were provided with the opportunity to cast such a vote. Our Board of Directors concluded that an annual advisory vote on executive compensation would allow our stockholders to provide more direct and immediate input on the Company's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board continues to believe that an annual vote is the most appropriate policy for the Company at this time, consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

        This vote is advisory and not binding on the Company or our Board of Directors in any way. Our Board of Directors will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

        The proxy or voting instruction card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION
OF EVERY YEAR AS THE PREFERRED FREQUENCY
FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Fees Paid to Independent Registered Public Accountants

        In connection with the audit of the 2010 financial statements, we entered into an engagement agreement with BDO USA, LLP, which set forth the terms by which BDO USA, LLP has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

        The aggregate fees billed by BDO USA, LLP for professional services for 2010 and 2009 were as follows:

	2010	2009
Audit fees (1)	$2,305,593	$2,142,896
Audit-related fees (2)	534,970	398,850
Tax fees (3)	128,297	73,618
Total	$2,968,860	$2,615,364
(1)	Includes audit of financial statements, audit of internal controls, SAS 100 reviews, consultations and statutory audits.
(2)	Includes audits of employee benefit plans and due diligence and reviews related to acquisition and disposition activities.
(3)	Includes foreign tax compliance work, transfer pricing studies, consultations and preparation of expatriate tax returns

        The Audit Committee's charter provides that the Audit Committee will review, and approve in advance, in its sole discretion, all auditing services, internal control related services and permitted non-audit services, including fees and terms, to be performed for us by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee its authority to pre-approve audit and permitted non-audit services, including internal control related services, provided that any such subcommittee pre-approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. In 2010, all of the services and fees were pre-approved by the Audit Committee.

        The Audit Committee's charter also provides that the Audit Committee will consider whether the independent registered public accountants' provision of permitted non-audit services is compatible with maintaining the registered public accountants' independence. The Audit Committee considered whether the provision of non-audit services by BDO USA, LLP is compatible with maintaining BDO USA, LLP's independence with respect to Jones and determined that to be the case.

Submission of Stockholder Proposals and Nominations

        Any stockholder proposal intended for inclusion in the proxy material for the 2012 annual meeting must be received by us at the address on the first page of this proxy statement, Attention: President, no later than December 17, 2011 and must otherwise comply with SEC rules.

        Our by-laws establish an advance written notice procedure for stockholders seeking to nominate a candidate for director or to bring business before a meeting of stockholders. The by-laws provide that only persons who are nominated by the Board of Directors, by a committee of the Board of Directors, or by a stockholder of record on the record date of the meeting at which directors are to be elected and also on the date of that meeting who is entitled to vote at that meeting and who has given timely written notice to the President of Jones prior to that meeting, will be eligible for election as directors of Jones. The by-laws also provide that, except as permitted by the presiding officer in such officer's sole discretion (unless a majority of the Board of Directors object), at any meeting of stockholders only such business may be conducted as has been specified in the notice of meeting or brought before the meeting at the direction of the Board of Directors, by the presiding officer of the meeting (unless a majority of the Board of Directors object) or, in the case of an annual meeting of stockholders, by a stockholder of record on the record date of the meeting who continues to be entitled to vote at the meeting and who has given advance written notice as specified in the by-laws to the President of Jones of the shareholder's intention to bring such business before the meeting.

        Under the by-laws, to be timely, the written notice must be received by us at our principal executive offices, addressed to the attention of the President, in the case of an annual meeting that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 45 days or more than 90 days before that anniversary date; in the case of an annual meeting that is called for a date that is not within 30 days before or after such anniversary date or, with respect to nominations, in the case of a special meeting of stockholders called for the purpose of electing directors, we must receive the notice not later than the close of business on the fifth day after the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. The stockholder's notice must also contain certain information specified in the by-laws. A copy of the applicable by-law provisions is available upon written request to: The Jones Group Inc., 1411 Broadway, 36th Floor, New York, New York 10018; Attn: Ira M. Dansky. The presiding officer at the 2011 annual meeting will determine whether any such proposal or nomination was properly brought; if such proposal or nomination was not properly brought, then the presiding officer will not allow a vote on the proposal or nomination. Proxyholders in the proxy accompanying the proxy statement for the 2011 annual meeting will be allowed to use their discretionary voting authority to vote on any proposal submitted after the deadline described above.

Other Matters

        The Board of Directors is not aware of any business constituting a proper subject for action by the stockholders to be presented at the meeting, other than those set forth in this Proxy Statement. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

How to Attend the Annual Meeting

        The meeting will be held on May 19, 2011 at the offices of Cravath, Swaine & Moore at 825 Eighth Avenue, The Paul D. Cravath Room - 48th Floor, New York, New York, which is located between 49th and 50th Streets on Eighth Avenue.

        OUR 2010 ANNUAL REPORT ON FORM 10-K TO THE SEC, WITHOUT EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO: THE JONES GROUP INC., 1411 BROADWAY, NEW YORK, NEW YORK 10018; ATTN: JOHN T. McCLAIN.

        In addition to soliciting proxies by mail, we may make requests for proxies by telephone, electronic communication or messenger or by personal solicitation by our officers, directors, or employees, or by any one or more of these means. We will also reimburse brokerage firms and other nominees for their actual out-of-pocket expenses in forwarding proxy material to beneficial owners of our shares. We will pay all expenses in connection with such solicitations.

        D.F. King & Co., Inc. will assist in the solicitation of proxies. We will pay D.F. King a fee of approximately $12,500, plus reimbursement of certain out-of-pocket expenses, and will indemnify D.F. King against any losses arising out of D.F. King's proxy soliciting services on behalf of us.

By Order of the Board of Directors Wesley R. Card Chief Executive Officer

Dated: April 15, 2011

ANNEX A

THE JONES GROUP INC.
DIRECTOR INDEPENDENCE STANDARDS
AS ADOPTED BY THE BOARD OF DIRECTORS

(As Amended on March 24, 2011, Effective January 1, 2011)

A director shall qualify as independent for the purposes of service on the Board of the Company and its committees if the Board has affirmatively determined that the Director has no material relationship with the Company, either directly or as an officer, partner, or substantial shareholder of an organization that has a relationship with the Company. A Director shall be deemed to have no material relationship with the Company and will qualify as independent provided that (a) the Director meets the standards set forth below and (b) if there exists any relationship or transaction of a type not specifically mentioned in the standards set forth below, the Board, taking into account all relevant facts and circumstances, determines that such other relationship or transaction would not impair the independence of such Director.

1.	Employment with the Company. The Director is not, and has not within the past three years been, an officer or employee of the Company, and no member of his or her Immediate Family (as defined below) is, or within the past three years has been, an executive officer of the Company.

2.	Direct Compensation from the Company of Less than $120,000. Neither the Director nor any of his or her Immediate Family has received more than $120,000 during any 12 month period within the past three years in direct compensation from the Company. In calculating compensation, the following will be excluded: (a) Director and committee fees and expenses and pension or other forms of deferred compensation for prior service to the Company (provided such deferred compensation is not contingent in any way on continued service); (b) compensation paid to a Director for former service as an interim Chairman or interim Chief Executive Officer of the Company; and (c) compensation paid to an Immediate Family member for service as an employee (other than as an executive officer).

3.	No Material Business Dealings. The Director is not a current employee of, and no Immediate Family member of the Director is a current executive officer of, another company (including parent and subsidiary companies within such other company's consolidated group) that has made payments to or has received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues (as reported for the most recently completed fiscal year of such other company).

4.	No Affiliation with the Company's Auditor. (A) The Director is not a current partner, and no Immediate Family member of the Director is a current partner, of a firm that is the Company's internal or external auditor; (B) the Director is not a current employee of such a firm; (C) the Director has no immediate family member who is a current employee of such a firm and who personally works on the Company's audit; and (D) neither the Director nor an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

5.	No Interlocking Directorates. The Director is not nor has the Director been employed, and no Immediate Family member of the Director is or has been employed, within the past three years as an executive officer of another company where either the Company's Chief Executive Officer,

Chief Financial Officer or other executive officer at the same time serves or served on such other company's compensation committee.
6.	No Material Charitable Contributions. The Director has not been an executive officer of an entity to which the Company has made, within the past three years, charitable contributions in any one year exceeding the greater of (i) $1 million or (ii) 2% of the charitable entity's annual consolidated gross revenues.

For purposes of these standards:

1.	A. References to the "Company" include The Jones Group Inc. and its subsidiaries.
2.	B. The "Immediate Family" of an individual includes the individual's spouse, parents, children, siblings, mothers- and fathers-in-law, daughters- and sons-in-law, sisters- and brothers-in-law and anyone who shares the individual's home (excluding unrelated domestic employees of the individual). The Board need not consider the otherwise-disqualifying activities of an individual who dies, becomes incapacitated or otherwise (including as a result of legal separation or divorce) ceases to be an Immediate Family member prior to the time of the Board's determination for the purposes of these Independence Standards.

THEJONESGROUP

Shareowner Services℠
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1.1 Wesley R. Card	☐	☐	☐	**1.5** Lowell W. Robinson	☐	☐	☐
1.2 Sidney Kimmel	☐	☐	☐	**1.6** Donna F. Zarcone	☐	☐	☐

Please fold here – Do not separate

1.3 Matthew H. Kamens	☐	☐	☐	**1.7** Robert L. Mettler	☐	☐	☐
1.4 Gerald C. Crotty	☐	☐	☐	**1.8** Margaret H. Georgiadis	☐	☐	☐

The Board of Directors recommends a vote FOR the following item:

2. Ratification of BDO USA, LLP as the independent registered public accountants for the corporation for the year 2011. ☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote FOR the following item:

3. Approval of an advisory resolution on executive compensation. ☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote for EVERY YEAR:

4. An advisory vote on the frequency of future votes on executive compensation. ☐ Every Year ☐ 2 Years ☐ 3 Years ☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE JONES GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2011
9:30 A.M.
Law Offices of Cravath, Swaine & Moore
825 Eighth Avenue
The Paul D. Cravath Room - 48th Floor
New York, New York

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2010 Annual Report to Stockholders are available at: **www.jonesgroupinc.com**

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2011.

The undersigned hereby appoints Wesley R. Card, John T. McClain and Ira M. Dansky, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of The Jones Group Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on May 19, 2011 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

This Proxy, when properly executed, will be voted in the manner specified on the reverse side by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" all listed nominees for director and Items 2 and 3 and "EVERY YEAR" for Item 4.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
www.eproxy.com/jny
Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 18, 2011.

PHONE
1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 18, 2011.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

THEJONESGROUP

THE JONES GROUP INC.
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a Wesley R. Card	☐	☐	☐
1b Sidney Kimmel	☐	☐	☐
1c Matthew H. Kamens	☐	☐	☐
1d Gerald C. Crotty	☐	☐	☐
1e Lowell W. Robinson	☐	☐	☐
1f Donna F. Zarcone	☐	☐	☐
1g Robert L. Mettler	☐	☐	☐
1h Margaret H. Georgiadis	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

The Board of Directors recommends you vote FOR items 2 and 3.

	For	Against	Abstain
2. Ratification of BDO USA, LLP as the independent registered public accountants for the corporation for the year 2011.	☐	☐	☐
3. Approval of an advisory resolution on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following item:

	1 year	2 years	3 years	Abstain
4. An advisory vote on the frequency of future votes on executive compensation.	☐	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000099040_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com .

THE JONES GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2011.

The undersigned hereby appoints Wesley R. Card, John T. McClain and Ira M. Dansky, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of The Jones Group Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on May 19, 2011 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side. The Annual Meeting of stockholders will be held on May 19, 2011 at 9:30 AM, at the Law Offices of Cravath, Swaine & Moore, 825 Eighth Avenue, The Paul D. Cravath Room, 48th Floor, New York, NY.

This Proxy, when properly executed, will be voted in the manner specified on the reverse side by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" all listed nominees for director and Items 2 and 3 and "EVERY YEAR" for Item 4.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000099040_2 R1.0.0.11699